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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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Bank of Hawaii Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your VOTE is important!

Notice of 2019
Annual Meeting of Shareholders
and Proxy Statement

Meeting Date: April 26, 2019

Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813

LETTER FROM OUR CHAIRMAN, CEO, AND PRESIDENT

March 15, 2019
Dear Shareholder:
The 2019 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held on Friday, April 26, 2019 at 8:30 a.m. on the Fifth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii. Each shareholder that wishes to attend in person may be asked to present valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date or a legal proxy from their bank or broker.
The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider and vote upon at the meeting. A report to shareholders on the affairs of Bank of Hawaii Corporation also will be given and shareholders will have the opportunity to discuss matters of interest concerning the Company.
For reasons explained in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR Proposal 1: Election of Directors, FOR Proposal 2: Advisory Vote on Executive Compensation, and FOR Proposal 3: Ratification of the Re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2019 fiscal year.
Your vote is very important. Please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to attend the Annual Meeting. If you wish to do so, your proxy may be revoked at any time before voting occurs at the Annual Meeting. You may also vote and change your vote by telephone or via the Internet until 1:00 a.m. Central Time, April 26, 2019.
On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

Peter S. Ho Chairman of the Board, Chief Executive Officer, and President

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
To be held April 26, 2019
To Our Shareholders:
The 2019 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held on Friday, April 26, 2019, at 8:30 a.m. on the Fifth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii, for the following purposes:

1.	To elect 13 persons to serve as directors of the Company for a term of one year each until the 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

2.	To hold an advisory vote on executive compensation.

3.	To ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year.

4.	To transact any other business that may be properly brought before the meeting or any adjournment or postponement thereof.
Shareholders of record of Bank of Hawaii Corporation common stock (NYSE: BOH) at the close of business on February 28, 2019 are entitled to attend the meeting and vote on the business brought before it.
We look forward to seeing you at the meeting. However, if you cannot attend the meeting, your shares may still be voted by telephone or via the Internet, or you may complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope.

By Order of the Board of Directors,

Mark A. Rossi
Vice Chair and Corporate Secretary
Bank of Hawaii Corporation
Honolulu, Hawaii
Dated: March 15, 2019

Your Vote is Important!
Please promptly sign and return the enclosed proxy card, or vote by telephone or on the Internet. Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

Thank you for your participation!

Important Notice Regarding the Availability of Proxy Materials
for the 2019 Annual Meeting of Shareholders to be Held on April 26, 2019.

The Proxy Statement and the Bank of Hawaii Corporation 2018 Annual Report on Form 10-K to Shareholders for the year ended December 31, 2018 are available at www.edocumentview.com/boh. We encourage you to access and review all of the information in the proxy materials before voting.

BANK OF HAWAII CORPORATION
PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary contains highlights of information contained elsewhere in our proxy statement and does not contain all information to be considered. We encourage you to read the entire proxy statement before voting.

PROPOSALS FOR THE ANNUAL MEETING

Proposal		Board Recommendation	Page
1	Election of Directors You are being asked to elect 13 directors. Each of the nominees standing for election will hold office until the 2020 Annual Meeting of Shareholders. The number of directors to be elected was fixed by the Board on January 25, 2019.	"FOR" each nominee	5

2	Advisory Vote on Executive Compensation You are being asked to vote, on an advisory (non-binding) basis, to approve the Company's executive compensation as disclosed in this proxy statement.	"FOR"	36

3	Ratification of the Re-Appointment of Ernst & Young LLP You are being asked to ratify, on an advisory (non-binding) basis, the re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2019.	"FOR"	72

VOTING YOUR SHARES
You may vote if you are a shareholder of record as of the close of business on February 28, 2019. Each share of common stock is entitled to one vote. On the Record Date, there were 41,364,903 shares of common stock issued and outstanding. All votes are confidential.

:	Online Registered holders can go to www.envisionreports.com/boh and follow the instructions.

(	By Telephone If you live in the United States, you may submit your proxy by following the "Vote by Telephone" instruction on the proxy card.

-
By Mail
Complete, sign, and date the proxy card and return it in the envelope that was provided in the proxy statement package. For shares held in street name, please see the instruction card included by your broker or nominee.

Ä
In Person
Attend our annual meeting and bring the enclosed proxy card or notice, admission ticket, and proof of identification. If you hold your shares in street name, you should request a legal proxy from your bank or broker to vote your shares at the meeting.

Even if you plan to attend the Annual Meeting, we encourage all shareholders to vote in advance of the meeting.

HIGHLIGHTS

Bank of Hawaii Corporation is committed to meeting high standards of ethical behavior, corporate governance, and business conduct. The first two columns in the table below summarize the company's governance and compensation practices, demonstrating what we do to drive performance and manage risk. The third column highlights the company's business performance for 2018.

Corporate Governance	Compensation Program Best Practices	Business Performance
•
Annual election of directors
•
Female lead independent director
•
Majority voting in director elections with a plurality carve-out in the case of contested elections and a director resignation policy
•
Independent directors comprise 86% (12) of the board and 100% of key committees
•
29% of independent directors are women (4)
•
Ongoing director refreshment with 5 new directors added in the past 6 years; further refreshment in next 2 years with the mandatory age retirement of 2 directors
•
Regular executive sessions of the Board without management present
•
Directors actively participate in continuing education programs
•
All directors attended at least 75% of the board and committee meetings
•
Annual Say-on-Pay vote
•
Robust shareholder engagement process
•
Effective whistleblower policy and program
•
Annual Board and Committee self-evaluations
•
No poison pill

•
Compensation program closely aligns pay with performance
•
Significant portion of compensation is variable and performance-based
•
Significant stock ownership requirements (5x base salary for CEO, 2x for other NEOs)
•
No employment or severance agreements with NEOs
•
Anti-hedging and anti-pledging stock policies
•
Regularly conduct assessments to identify and mitigate risk in compensation programs
•
Competitive benchmarking to ensure executive officer compensation is aligned to the market
•
Double-trigger change-in-control provisions
•
Independent compensation consultant
•
Formalized clawback policy
•
No tax gross-ups
•
No excessive perquisites
•
No repricing of equity incentive awards

•
Earnings per share for the full year of 2018 were $5.23, up 20.8% from 2017
•
Loans increased 7% from 2017, consumer deposits increased 3%, and commercial deposits increased 2%
•
Asset quality, liquidity, and capital all remain strong
•
Named Best-In-State Bank by Forbes magazine
•
Named Best Board in the U.S. by Bank Director magazine
•
No. 1 Best Corporate Citizen, No. 1 Best Technology Strategy, No. 2 Best Bank, and No. 2 Best Bank for Millennial Employees in the Western U.S. region by Bank Director magazine
•
Selected as a Best Place to Work in Hawaii: No. 1 Most Family-Friendly and No. 1 Healthiest employer among large companies by Hawaii Business magazine
•
Named Best Bank by Honolulu Star-Advertiser, Honolulu magazine, Hawaii Tribune-Herald, and The Garden Isle readers
•
Named Best Mortgage by The Garden Isle readers
•
Ranked 4th among U.S. publicly traded financial institutions and 40th overall on Barron’s® 100 Most Sustainable Companies.

See "Corporate Governance" starting on page 18, "Compensation Discussion and Analysis" starting on page 37, and "Business and Performance Overview" starting on page 42.

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Bank of Hawaii Corporation (the “Company”) is soliciting the enclosed proxy for the Company's 2019 Annual Meeting of Shareholders. The proxy statement, proxy card, and the Company's Annual Report to Shareholders and Annual Report on Form 10-K are being distributed to the Company's shareholders on or about March 15, 2019.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	What is a proxy?

A:
A proxy is your legal designation of another person to vote the shares you own. That other person that you designate is called a proxy and is required to vote your shares in the manner you instruct. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. If you vote by phone or via the Internet, you will have designated Mark A. Rossi and/or Nathan Sult to act as your proxy to vote your shares at the Annual Meeting in the manner you direct.

Q:	How many shares must be present to hold the annual meeting?

A:
The holders of at least one-third of the outstanding common stock on the Record Date entitled to vote at the annual meeting must be represented, in person or by proxy, to conduct business. That amount is called a quorum. Shares are counted as present at the meeting if a shareholder entitled to vote is present at the meeting, or has submitted a properly signed proxy in writing, or by voting by telephone or via the Internet. We also count abstentions and broker non-votes as present for purposes of determining a quorum.

Q:	Why did I receive a one-page notice (the “Notice”) in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
The rules and regulations of the Securities and Exchange Commission (the “SEC”) allow companies to furnish proxy materials by providing access to such documents on the Internet instead of mailing a printed copy of proxy materials to each shareholder of record. Shareholders who previously requested to receive printed copies of proxy materials by mail will continue to receive them by mail. Shareholders who have not previously indicated a preference for printed copies of proxy materials are receiving the Notice. The Notice provides instructions on how to access and review all of the proxy materials and how to submit your proxy via the Internet. If you would like to receive a printed or e-mail copy of the proxy materials, please follow the instructions for requesting such materials in the Notice.

Q:	What are the voting procedures?

A:
Under our Certificate of Incorporation, Directors are elected annually by majority vote (Proposal 1). This means that a director is elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In the event of a contested election, the election is determined by plurality vote. This means that the nominees who receive the highest number of affirmative votes are elected. Abstentions and broker non-votes do not affect the outcome of a plurality vote.

The advisory vote on executive compensation (Proposal 2) and the advisory vote on the ratification of the reappointment of our independent registered public accounting firm (Proposal 3) are also decided by majority vote. For Proposals 1 and 2, broker non-votes will be treated as not entitled to vote and will not affect the outcome. For Proposal 3, your broker, bank, trustee, or other nominee may exercise its discretion and vote. Abstentions will have the same effect as votes cast against the proposal.

Q:	May I change my vote?

A:
Yes. You may change your proxy instructions any time before the vote at the annual meeting. For shares you hold as shareholder of record, you may change your vote by providing notice to the Corporate Secretary, granting a new proxy with a later date or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you also vote at the meeting. If you voted by telephone or via the Internet, you may change your vote until 1:00 a.m. Central Time, April 26, 2019. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:	What is a broker non-vote?

A:
The NYSE allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. Of the proposals anticipated to be brought at the annual meeting, only Proposal 3 (the ratification of the re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2019 fiscal year) is considered by the NYSE to be a routine matter. Your broker, therefore, may vote your shares in its discretion on Proposal 3 if you do not instruct your broker how to vote. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. Therefore, your broker will need to return a proxy card without voting on these non-routine matters if you do not give voting instructions with respect to these matters. This is referred to as a "broker non-vote." The NYSE does not consider Proposal 1 (election of Directors) and Proposal 2 (advisory vote on executive compensation) to be routine matters, so your broker may not vote on these matters in its discretion. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote is counted with respect to these non-routine matters.

Q:	May I propose actions for consideration at next year's annual meeting of shareholders?

A:
Yes. You may submit proposals for consideration at the 2020 Annual Meeting of Shareholders by presenting your proposal in writing to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813 and in accordance with the following schedule and requirements.

Proposals To Be Included In The Proxy Statement and Voted On At The Meeting. Proposals that shareholders wish to have included in the proxy statement for the 2020 Annual Meeting of Shareholders must be made in accordance with SEC Rule 14a-8. Proposals must be received by the Company's Corporate Secretary on or before November 15, 2019 at the above address.
Proposals To Be Voted On At The Meeting Only. Under Section 1.12 of the Company's Bylaws, for a shareholder to bring a proposal before the 2020 Annual Meeting, the Company must receive the written proposal not later than 80 days nor earlier than 90 days before the first anniversary of the 2019 annual meeting; in other words, not earlier than January 27, 2020 and no later than February 6, 2020. The proposal also must contain the information required in the Bylaws. If you wish to make one or more nominations for election to the Board, the required information includes, among other things, the written consent of such individual to serve as director and (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of Bank of Hawaii Corporation common stock each nominee beneficially owns. These advance notice provisions are separate from the requirements a shareholder must meet to have a proposal included in the proxy statement under SEC rules. By complying with these provisions, a shareholder may present a proposal in person at the meeting, but will not be entitled to have the proposal included in the Company's proxy statement unless they comply with the requirements described in the preceding paragraph. Persons holding proxies solicited by the Board may exercise discretionary authority to vote against such proposals.

Q:	Where can I find the voting results of the annual meeting?

A:	We plan to announce preliminary voting results at the annual meeting. We will publish final voting results in a report on Form 8-K within four business days of the annual meeting.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS
The Company’s Certificate of Incorporation requires that the Company’s Board consist of not fewer than three directors and not more than 15 directors, with the exact number to be determined by the Board. The Board has fixed the number of directors for election at the annual meeting at 13. Each of the 13 directors listed below has been nominated for a one-year term to serve until the 2020 Annual Meeting of Shareholders or until his or her successor is elected and qualified. In the event that any or all of the director nominees are unable to stand for election as director, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, may select different nominees for election as directors.
Certain information with respect to each of the nominees is set forth below, including his or her principal occupation, qualifications, and directorships during the past five years. Each nominee has consented to serve and all nominees are currently serving on the Company’s Board. The nominees were each recommended to the Board by the Company’s Nominating & Corporate Governance Committee whose goal is to assemble a board that operates cohesively, encourages candid communication and discussion, and focuses on activities that help the Company maximize shareholder value. The Nominating & Corporate Governance Committee also looks at the individual strengths of directors, their ability to contribute to the board, and whether their skills and experience complement those of the other directors. A more detailed discussion on the nomination process and the criteria the Nominating & Corporate Governance Committee considers in their evaluation of director candidates is found in the Corporate Governance section which begins on page 18.
The Board of Directors recommends a vote “FOR” each of the nominees.

Name	Age	Year First Elected as Director	Independent	Other Public Directorships Held in Last 5 Years	Committee Membership
S. Haunani Apoliona	69	2004	Yes	None	BPC, FIMC, NCGC
Mary G. F. Bitterman	74	1994	Yes	None	ARC, HRC, NCGC
Mark A. Burak	70	2009	Yes	None	ARC, NCGC
John C. Erickson	57	2019	Yes	2	ARC, NCGC
Joshua D. Feldman	46	2019	Yes	None	HRC, NCGC
Peter S. Ho	53	2009	No	None	None
Robert Huret	73	2000	Yes	1	ARC, NCGC
Kent T. Lucien	65	2006	No	1	None
Alicia E. Moy	41	2017	Yes	None	FIMC, HRC, NCGC
Victor K. Nichols	62	2014	Yes	1	ARC, NCGC
Barbara J. Tanabe	69	2004	Yes	None	FIMC, HRC, NCGC
Raymond P. Vara, Jr.	49	2013	Yes	None	ARC, HRC, NCGC
Robert W. Wo	66	2002	Yes	None	FIMC, HRC, NCGC

ARC - Audit & Risk Committee
BPC - Benefit Plans Committee
FIMC - Fiduciary & Investment Management Committee
HRC - Human Resources & Compensation Committee
NCGC - Nominating & Corporate Governance Committee

As one of the largest financial institutions in Hawaii, finding director candidates with a deep knowledge of the focused market in which we operate is critical. The nominees' breadth and diversity of experience, mix of qualifications, attributes and skills strengthen our Board of Director's effective oversight of the Company's business. While our longer tenured directors bring a wealth of experience and deep understanding of the business, we recognize the need for fresh perspectives, have consistently added new directors, and are committed to continued board and committee diversity and refreshment.

Board Diversity & Skills
10	9	7	6	5
Experience with unique Hawaii marketplace	Independent directors with financial expertise	Significant international experience	Banking experience	Other public company board experience
2	2	1	4	5
Media expertise	Background in public policy	Technology experience	Female directors	Native Hawaiian and/or Asian ancestry

QUALIFICATIONS AND EXPERIENCE

Name	Qualifications
S. Haunani Apoliona	Key Experience and Qualifications

•
Ms. Apoliona has dedicated more than 40 years working with and on behalf of Native Hawaiians. Her knowledge of Native Hawaiian affairs and cultural and charitable causes in Hawaii gives her a unique perspective on the values and interests of our core market, which pervade the business environment. These insights inform the discussion at both the Board and on the Nominating & Corporate Governance Committee.

Career Highlights

•
Ms. Apoliona was elected Trustee of the Office of Hawaiian Affairs ("OHA") (entity established by the Constitution of the State of Hawaii to improve the conditions and protect the entitlements of Native Hawaiians) in 1996 and served to November 8, 2016.
•
As Chairman of the OHA Board from 2000 through 2010, she led the pursuit of Federal Recognition for Native Hawaiians, resolution of long-standing ceded land revenue disputes, and a vast array of advocacy initiatives for Native Hawaiians.

Other Professional Experience and Community Involvement

•
Ms. Apoliona was President and Chief Executive Officer of Alu Like, a non-profit organization with a mission to assist Native Hawaiians in achieving social and economic self-sufficiency, including workforce training, vocational education, and training in entrepreneurship, business development and computer technology. She was recently appointed by Governor David Ige to the 7-member Commission on Salaries for the State of Hawai'i. She has also been an honored composer and musician for more than 35 years.

Education
• Ms. Apoliona studied at the University of Hawai'i Manoa graduating with bachelor's degrees in Sociology and Liberal Arts (Hawaiian Studies) and a master's degree from the School of Social Work.

Name	Qualifications
Mary G. F. Bitterman	Key Experience and Qualifications

•
Dr. Bitterman's considerable experience in broadcasting, media and public policy, her experience as a regulator with authority over Bank of Hawaii and other state-chartered banks, her service on the board of a large mutual fund complex and its key committees, and her deep understanding of the Company and the financial services industry provides her with broad expertise across a range of issues of critical importance to the company's activities in a highly regulated and public-facing environment. Dr. Bitterman has also gained extensive and valuable insight from her tenure as Lead Independent Director of the Board. These experiences, attributes, and skills qualify her to serve on the Board and as a member of each of the Board's standing committees.

Career Highlights

•
Since 2004, Dr. Bitterman has served as President and Director of the Bernard Osher Foundation (a 42 year-old philanthropic organization headquartered in San Francisco that supports higher education and the arts).
•
Previously, Dr. Bitterman served as President and CEO of the James Irvine Foundation, an independent grant-making foundation serving Californians. Prior to that, she served as President and CEO of KQED, one of the major public broadcasting centers in the United States.

Other Professional Experience and Community Involvement

•
Dr. Bitterman served as Executive Director of the Hawaii Public Broadcasting Authority, director of the Voice of America, and director of the Hawaii State Department of Commerce and Consumer Affairs (and simultaneously ex-officio Commissioner of Financial Institutions, Commissioner of Securities, and Insurance Commissioner).
•
She was a member of the Barclays Global Investors board for nine years, serving on the Audit & Risk Committee as well as chairing the Nominating & Corporate Governance Committee.
•
Dr. Bitterman currently serves as a director of the Bay Area Council Economic Institute, the Hawaii Community Foundation, the Commonwealth Club of California and Board Chair of the PBS Foundation, and an Advisory Council member of the Stanford Institute for Economic Policy Research and the Public Policy Institute of California.

Education
• Dr. Bitterman received her bachelor of arts degree from Santa Clara University and her M.A. and Ph.D. from Bryn Mawr College.

Name	Qualifications
Mark A. Burak	Key Experience and Qualifications

•
Mr. Burak's career in accounting, finance and strategic planning for major banking organizations brings a high level of sophistication to his participation in Board discussion of a wide range of financial, strategic planning and operating matters, and his prior engagement as a consultant to Bank of Hawaii, including considerable involvement in formulating our longer term strategy, along with his ten years of experience on the Board, provide him substantial knowledge of our business. His professional experience and educational background make him qualified to serve on the Board and as Chair of the Audit & Risk Committee.

Career Highlights

•
Mr. Burak was an independent consultant providing planning and business performance evaluation advisory services.
•
He formerly served as Executive Vice President for Planning, Analysis and Performance Measurement at Bank of America, having retired after more than thirty years of service.
•
Mr. Burak held various accounting and finance positions based in Chicago, London, San Francisco, and Charlotte at Bank of America and the former Continental Illinois National Bank.

Other Professional Experience and Community Involvement

•
Mr. Burak is a Certified Public Accountant and served as Controller, Managing Director of Management Accounting & Analysis, Business Segment Controller, and Regional Controller for Europe and Asia for the former Continental Illinois National Bank.
•
He serves on the Board of Trustees of the Manoa Heritage Center and the Honolulu Museum of Art where he is also the organization's Treasurer and Chairman of the Finance Committee.
•
He is a member of Financial Executives International, having served on several local chapter boards and as President of the San Francisco Chapter, and is a member of the American Institute of Certified Public Accountants.

Education

•
Mr. Burak received his bachelor's degree in business administration in public accounting from Loyola University of Chicago and his M.B.A. in finance from the Kellogg Graduate School of Management at Northwestern University.

Name	Qualifications
John C. Erickson	Key Experience and Qualifications

•
A seasoned financial services executive with over 35 years in the industry, Mr. Erickson brings a wealth of strategic, operational and management experience, having led a wide range of business units, including commercial lending, deposits, risk management, capital markets and wealth management. Mr. Erickson worked with Union Bank in California until 2014 and his tenure included over six years as Vice Chairman, serving as Chief Risk Officer and Chief Corporate Banking officer during that time. In addition, he served on the board of Zions Bancorporation, a publicly traded financial services holding company with total assets exceeding $65 billion, as Chairman of the Risk Oversight Committee and as an Audit Committee member from 2014-2016. He currently serves on the board of Luther Burbank Corporation, a publicly traded financial services holding company, and is a member of the Audit & Risk and Compensation Committees. Mr. Erickson's strong banking, risk management, board, and executive background qualify him to serve on our board and Audit & Risk Committee.

Career Highlights

•
Mr. Erickson served in various leadership roles at Union Bank from 1996-2014, including as Vice Chairman, Chief Corporate Banking Officer responsible for Commercial Banking, Real Estate Industries, Global Treasury Management, Global Capital Markets, and Wealth Management, and as Vice Chairman and Chief Risk Officer responsible for enterprise wide risk management and regulatory relations.
•
He also served as President, Consumer Banking and President, California, for CIT Group, Inc. in 2016.

Other Professional Experience and Community Involvement

•
Mr. Erickson served on the boards of the California Bankers Association, The Living Desert as a member of the Finance and Long Range Planning Committees and The Music Center as its Treasurer and a member of the Executive Committee.
•
He was a member of the Audit Committee Roundtable of Orange County, the Financial Services Board Roundtable and the American Bankers Association Bankers Council.

Education
• Mr. Erickson received his bachelor's degree with an emphasis in Economics and his M.B.A. with an emphasis in Finance from the University of Southern California.
Joshua D. Feldman	Key Experience and Qualifications

•
Mr. Feldman is president and CEO of Tori Richard, Ltd., founded in 1956. Tori Richard, Ltd. is a Honolulu-based manufacturer, wholesaler and retailer of branded resort apparel, licensed apparel products, private label clothing and uniforms. He began his career in 1994 and was appointed President and CEO in 2004. Mr. Feldman has a solid understanding of the Hawaii marketplace and his accomplishments locally and globally evidence his strategic and progressive insights and operational expertise. His skills, background and experiences as an innovator in the retail sector will bring a valuable perspective to the board and qualify him to serve on the board and the Human Resources & Compensation Committee.

Career Highlights

•
Under his leadership, Mr. Feldman created the company's retail division, TR Retail LLC, relaunched the women's division, acquired Kahala Sportswear from Minami Sport of Japan, formed a joint venture to provide bundled uniform services for the hospitality market and has grown U.S. mainland and foreign sales over 600% during his tenure.
•
In 2016, Mr. Feldman formed the company's newest division, Licensed Concept Stores, now with 14 licensed storefronts on the East coast. Tori Richard, Ltd. and subsidiary branded and private label products are sold in over 1,500 better specialty and department store locations throughout the world.

Other Professional Experience and Community Involvement

•
Mr. Feldman is committed to the community, having served on the boards of Hawaii Public Radio and the Young Presidents Organization.
•
He currently serves on the boards of the Honolulu Museum of Art and Bikeshare Hawaii.

Education
• Mr. Feldman graduated magna cum laude with a bachelor's degree from the University of California San Diego.

Name	Qualifications
Peter S. Ho	Key Experience and Qualifications

•
As Chairman and CEO, Mr. Ho fully understands the drivers of change in the way we will bank in the future. He is leading the charge to meet the evolving demands of the customer and transforming their experience using a 21st century delivery model. Mr. Ho's long career as a Bank of Hawaii executive, overseeing all aspects of the Company's business and his deep knowledge of our markets, community and culture make him well qualified for service on our Board.
•
Under Mr. Ho's leadership, Bank of Hawaii continues to receive industry and press recognition. In 2018, Bank of Hawaii was ranked Best-In State Bank by Forbes Magazine. Bank of Hawaii also earned five awards from Bank Director Magazine for the Western U.S. region, including #1 Best Corporate Citizen, #1 Best Technology Strategy, #1 Best Board, #2 Best Bank and #2 Best Bank for Millennial Employees. For the 5th consecutive year, Bank of Hawaii was ranked as one of the Top 13 2018 Best Places to Work, #1 Family Friendly and #1 Healthiest company by Hawaii Business Magazine.

Career Highlights

•
Mr. Ho has served as Chairman and CEO of the Company since July 2010; President since April 2008; Vice Chair and Chief Banking Officer from January 2006-April 2008; Vice Chair, Investment Services Group from April 2004-December 2005; and Executive Vice President, Hawaii Commercial Banking Group from February 2003-April 2004.
•
In 2018, Mr. Ho completed his second three-year term on the board of the Federal Reserve Bank of San Francisco.

Other Professional Experience and Community Involvement

•
Mr. Ho served as Chairman of the 2011 Asia Pacific Economic Cooperation Hawaii Host Committee and the 2016 National Host Committee for the International Union for Conservation of Nature.
•
Mr. Ho is active in the Hawaii community and serves on several boards, including American Red Cross-Hawaii, Hawaii Community Foundation, McInerny Foundation, Shane Victorino Foundation, the Strong Foundation, Catholic Charities, the East-West Center, and the Hawaii Bankers Association. He is a member of the Financial Services Roundtable, the Hawaii Business Roundtable, the Hawaii Chamber of Commerce-Military Affairs Council Executive Committee, and an Advisory Board member of Mental Health America of Hawaii.

Education

•
Mr. Ho holds a bachelor of science degree in business administration and an M.B.A. from the University of Southern California. He is also a 2008 graduate of Harvard Business School's Advanced Management Program.

Name	Qualifications
Robert Huret	Key Experience and Qualifications

•
Mr. Huret has 50 years of commercial banking, investment banking and private equity investment experience and has participated in over 100 bank and bank-related mergers, public offerings and joint ventures, with an emphasis on technology companies focused in the financial services industry.
•
Mr. Huret's knowledge of the commercial and investment banking business, his experience in finance and investment activities and his participation in strategic transactions across the financial services spectrum give him a broad and deep perspective on all facets of our business. His background and experiences coupled with his service as Vice Chairman of the Audit & Risk Committee qualifies Mr. Huret to serve on the Board.

Career Highlights

•
Since 1998, Mr. Huret is the Founding Partner of FTV Capital, a multi-stage private equity firm whose limited partners include many of the world's foremost financial institutions.
•
He is also Chairman of Huret Rothenberg & Co., a private investment firm.
•
Mr. Huret was formerly a senior consultant to Montgomery Securities.

Other Professional Experience and Community Involvement

•
Mr. Huret served as Senior Vice President, Finance and Trust Executive Officer at Bank of California and Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation.
•
He also served as Trustee of Cornell University and San Francisco University High School.

Education
• Mr. Huret received his bachelor of science degree in industrial and labor relations from Cornell University and his M.B.A. with distinction from Harvard University.
Kent T. Lucien	Key Experience and Qualifications

•
Mr. Lucien's senior executive experience in major Hawaii businesses and strong finance and accounting background, coupled with his deep knowledge of the Company's finances gained during his tenure with the Company makes him a valuable member of the Board.
•
Mr. Lucien was elected to the Board in 2006 and served as Chair of the Audit & Risk Committee prior to becoming the Company's Chief Financial Officer.

Career Highlights

•
Mr. Lucien assumed the role of Vice Chair and Chief Strategy Officer in March 2017 to execute the bank's key strategic initiatives, including the "Branch of Tomorrow" modernization project and leveraging information and technology to reshape the delivery of banking services, products and experiences with a customer focus.
•
Mr. Lucien served as Vice Chair and Chief Financial Officer of the Company from April 2008 to February 2017.

Other Professional Experience and Community Involvement

•
Prior to his employment with the Company, Mr. Lucien served as a Trustee for C. Brewer & Co. Ltd., (a Hawaii corporation engaged in agriculture, real estate and power production) and also held key executive positions at C. Brewer & Co. Ltd., including Chief Executive Officer of Operations, Controller, and Chief Financial Officer.
•
He also worked for Pricewaterhouse Coopers and is a Certified Public Accountant (inactive).
•
He serves on the board of Wailuku Water Company LLC.

Education
• Mr. Lucien received his bachelor's degree from Occidental College and his M.B.A. from Stanford University.

Name	Qualifications
Alicia E. Moy	Key Experience and Qualifications

•
Ms. Moy's expertise in utilities and energy has given her a unique and holistic perspective on the integrated nature of Hawaii's energy ecosystem and how it is transforming to meet the state's renewable energy goals. Given the importance of energy in Hawaii and how it impacts all consumers in the state, Ms. Moy's perspective in this key segment of the markets we serve will bring valuable insights to the Board's deliberations. Her leadership in this industry along with her strong executive background in finance and strategic planning qualify her for service on the Board.

Career Highlights

•
Ms. Moy has been President and Chief Executive Officer of Hawai'i Gas since May 2013, which is the state's only government-franchised, full-service gas company.
•
From 2001 to 2013, Ms. Moy was Senior Vice President with Macquarie Infrastructure and Real Assets ("MIRA"), where she oversaw corporate strategy, strategic planning, funding and management of several MIRA-managed utility companies, including Hawai'i Gas.

Other Professional Experience and Community Involvement

•
She has served as a member of Hawai'i Gas's board of directors since 2011. From 1999-2001, Ms. Moy worked for Morgan Stanley in the Investment Banking division, where she was involved in corporate finance and mergers and acquisitions for private equity clients.
•
Ms. Moy is a member of the Hawaii Business Roundtable and the Military Affairs Council. She serves on the boards of Aloha United Way, the Chamber of Commerce of Hawaii, the Western Energy Institute, MIC Renewable Energy Holdings, The Nature Conservancy of Hawai'i and the Workforce Development Council. She also sits on advisory boards for the Hawaii Clean Energy Initiative and Women in Renewable Energy.

Education
• Ms. Moy holds a bachelor's degree in finance and marketing from the University of Miami and a master's degree in finance from INSEAD.

Name	Qualifications
Victor K. Nichols	Key Experience and Qualifications

•
Mr. Nichols's 38 years of experience and knowledge in both information technology and the financial services industry as well as his background and expertise in strategic planning add a valuable global perspective to the Board in understanding the increasingly important role information technology has in the financial services industry. Mr. Nichols's background and experiences, attributes and skills qualify him to serve on the Board.

Career Highlights

•
Chairman of Harland Clarke Holdings beginning January 1, 2019 and previously served as its Chief Executive Officer from January 1, 2017. As its CEO, he oversaw Harland Clarke, Scantron, Retail Me Not, and Valassis. He was Chief Executive Officer of Valassis, a leader in intelligent media delivery from April 2015 through December 2016.
•
Mr. Nichols previously served as Chief Executive Officer of North American and President of Global Consumer Services for Experian, the leading global information services company providing data and analytical tools to clients around the world.
•
Prior to joining Experian, he served as Chief Information Officer leading all key technology functions at Wells Fargo & Company.
•
Mr. Nichols also was President of Safeguard Business Systems and held senior positions at Bank of America in interstate banking integration, consumer loan services, and operations.

Other Professional Experience and Community Involvement

•
Mr. Nichols was past President and founding partner of VICOR, Inc., an advanced technology engineering firm leading business transformation with a concentration in the financial services industry.
•
Mr. Nichols is a director, the chairman of the compensation committee and a member of the audit committee of Bridgepoint Education, Inc. and has been an Advisor to Mitek, an identification technology provider.
•
In addition, he is a member of the Economics Leadership Council, University of California, San Diego.
•
Mr. Nichols served on the Leadership Council for UCI Bren School of Information and Computer Sciences and on the Dean's Advisory Board, University of California, Irvine Merage School.

Education
• Mr. Nichols holds a bachelor of science degree in economics from the University of California, San Diego, and an M.B.A. in finance from the University of California, Berkeley.

Name	Qualifications
Barbara J. Tanabe	Key Experience and Qualifications

•
Ms. Tanabe has expertise in communications and issues management with over 31 years of experience in public affairs, crisis management, and broadcast journalism in the United States and Asia. Her sensitivity to public policy matters, the media, and cultural and ethnic diversity in our core market bring insights that inform a wide range of Board deliberations and qualify her for service on the Board.

Career Highlights

•
Ms. Tanabe is Owner of Ho'akea Communications, LLC (a public affairs company) since 2003.
•
She served as President and CEO of Hill & Knowlton/Communications Pacific and her own consulting firm, Pacific Century, where she counseled executives and government officials in the areas of cross-cultural communications, crisis and issues management, and news media management.
•
Among the first Asian-American woman journalists in the nation, she pioneered news coverage of issues dealing with ethnic minorities, diversity, and civil rights.

Other Professional Experience and Community Involvement

•
Ms. Tanabe co-founded a public policy research firm, Hawaii Institute of Public Affairs, which produced studies resulting in legislation to promote economic development in Hawaii.
•
She is also co-chair and founder of the Hawaii Chapter of Women Corporate Directors Foundation, and serves as a member of the boards of Japan-America Society of Hawaii, The American Judicature Society, and the Pacific Forum (formerly the Asia affiliate of the Center for Strategic and International Studies). She is past board member of the Crown Prince Akihito Foundation.

Education
• Ms. Tanabe received her bachelor of arts degree in communications from the University of Washington and an M.B.A. from the University of Hawai'i.
Raymond P. Vara, Jr.	Key Experience and Qualifications

•
Mr. Vara's financial and operational background coupled with his senior executive and audit committee experience make him qualified to serve on the Company's Board. His community involvement and leadership of Hawaii's largest health care provider and non-governmental employer also bring a valuable perspective of a key segment of the markets we serve.

Career Highlights

•
As President and CEO of Hawaii Pacific Health, he oversees Hawaii's largest health care provider comprised of Straub Medical Center, Kapiolani Medical Center for Women & Children, Pali Momi Medical Center, Wilcox Medical Center and Kauai Medical Clinic.
•
Prior to his appointment in 2012, he served as its Executive Vice President and Chief Executive Officer of Operations since 2004.
•
Mr. Vara also served as Chief Financial Officer and Chief Executive Officer for Los Alamos Medical Center in New Mexico, an integrated health care service provider.

Other Professional Experience and Community Involvement

•
Prior to joining the private sector, Mr. Vara held various positions in the United States Army, including Controller for the Army's Northwestern Healthcare Network, Deputy Chief Financial Officer of the Madigan Army Medical Center in Tacoma, Washington, and Assistant Administrator and Chief Financial Officer of Bassett Army Community Hospital in Fairbanks, Alaska.
•
Mr. Vara is active in the Hawaii community and serves on several boards, including Island Insurance Company, Ltd., Island Holdings, Inc., American Heart Association-National Board (Treasurer and Chair of the Finance and Operations Committee), Blood Bank of Hawaii, Mid-Pacific Institute and Hawaii Pacific University (Chair of Compensation Committee).

Education
• Mr. Vara holds a bachelor's degree in finance from Hawaii Pacific University and received his M.B.A. from the University of Alaska.

Name	Qualifications
Robert W. Wo	Key Experience and Qualifications

•
As Owner and Director of C.S. Wo & Sons, Ltd. (a furniture retailer) since 1984, Mr. Wo has led this third-generation family-owned and operated business to become Hawaii's largest furniture retailer, ranking it among the Top 250 companies in the State of Hawaii and among the Top 100 furniture retailers in the nation. Mr. Wo's knowledge and experience in operating a business in the Company's core market as a major employer in the State and deep involvement in the community qualify him for service on the Board and as Chair of the Human Resources & Compensation Committee.

Career Highlights

•
Mr. Wo is the Owner and Director of C.S. Wo & Sons, Ltd. since 1984.
•
Mr. Wo is a member of the Hawaii Business Roundtable whose mission is to promote the overall economic vitality and social health of Hawaii.

Other Professional Experience and Community Involvement

•
Mr. Wo is active in the community, having served on the boards of Aloha United Way, Junior Achievement of Hawaii, and Retail Merchants of Hawaii. He currently serves on the boards of Hawaii Medical Service Association, Assets School, and Iolani School.

Education
• Mr. Wo received his bachelor's degree in economics from Stanford University and earned his M.B.A. from Harvard Business School.

BENEFICIAL OWNERSHIP
At the close of business on January 31, 2019, Bank of Hawaii Corporation had 41,354,241 shares of its common stock outstanding. As of January 31, 2019, this table shows the amount of Bank of Hawaii Corporation common stock owned by (i) each person or entity who is known by us to beneficially own more than five percent of Bank of Hawaii Corporation’s common stock; (ii) each current director and director nominee, (iii) each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and (iv) all of our directors and executive officers as a group. Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of common stock beneficially owned. Share ownership has been computed in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.

Name	Number of Shares Beneficially Owned		Right to Acquire Within 60 Days	Total	Percent of Outstanding Shares as of January 31, 2019
More than Five Percent Beneficial Ownership
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	4,930,583	(1)	—	4,930,583	11.80%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,063,400	(2)	—	4,063,400	9.73%
Neuberger Berman Group LLC 1290 Avenue of the Americas New York, New York 10104	2,644,160	(3)	—	2,644,160	6.33%

Current Directors and Director Nominees
S. Haunani Apoliona	26,421	(4)	—	26,421	*
Mary G. F. Bitterman	41,620	(4)(5)	—	41,620	*
Mark A. Burak	8,926	(4)	—	8,926	*
Clinton R. Churchill (not standing for re-election)	26,531	(4)(5)(6)	—	26,531	*
John C. Erickson	507	(4)	—	507	*
Joshua D. Feldman	1,212	(4)	—	1,212	*
Robert Huret	48,704	(4)	—	48,704	*
Kent T. Lucien (also Executive Officer)	49,311	(5)(7)	15,000	64,311	*
Alicia E. Moy	1,507	(4)	—	1,507	*
Victor K. Nichols	8,088	(4)	—	8,088	*
Barbara J. Tanabe	19,685	(4)	—	19,685	*
Raymond P. Vara, Jr.	5,103	(4)	—	5,103	*
Robert W. Wo	59,287	(4)(5)	—	59,287	*

Named Executive Officers
Peter S. Ho (also Director Nominee)	172,465		46,666	219,131	*
Dean Y. Shigemura	35,228	(5)	23,333	58,561	*
James C. Polk	35,840	(5)	—	35,840	*
Mark A. Rossi	56,899	(5)(8)	—	56,899	*
Mary E. Sellers	66,169	(5)	30,000	96,169	*
All current directors, director nominees, and executive officers as a group (21 persons)	743,169		139,165	882,334	2.13%

* Each of the current directors, director nominees, and named executive officers beneficially owned less than one percent of Bank of
    Hawaii Corporation's outstanding common stock as of January 31, 2019.

(1)
According to its Schedule 13G filed with the SEC on January 24, 2019, BlackRock, Inc. is a parent holding company or control person and may be deemed to have beneficial ownership as of December 31, 2018 of 4,930,583 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares except subsidiary BlackRock Fund Advisors. According to the same filing, BlackRock, Inc. has sole power to vote or to direct the vote over 4,762,466 of those shares and sole power to dispose or to direct the disposition of 4,930,583 shares.

(2)
According to its Schedule 13G filed with the SEC on February 11, 2019, The Vanguard Group is an investment adviser and its subsidiaries may be deemed to have beneficial ownership as of December 31, 2018 of 4,063,400 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares. According to the same filing, The Vanguard Group has sole power to vote or to direct the vote over 21,241 of those shares, sole power to dispose or to direct the disposition of 4,043,203 shares, shared power to vote or to direct the vote over 4,400 shares and shared power to dispose or to direct the disposition of 20,197 shares.

(3)
According to its Schedule 13G filed with the SEC on February 13, 2019, Neuberger Berman Group LLC is a parent holding company or control person and its affiliates may be deemed to have beneficial ownership as of December 31, 2018 of 2,644,160 shares of Bank of Hawaii Corporation common stock by its clients, none known to have more than five percent of outstanding shares. According to the same filing, Neuberger Berman Group LLC has shared power to vote or to direct the vote of 2,622,585 of those shares and shared power to dispose or to direct the disposition of 2,644,160 shares.

(4)
Includes restricted shares owned by directors under the Director Stock Program: Ms. Apoliona, 14,419 shares; Dr. Bitterman, 759 shares; Mr. Burak, 759 shares; Mr. Churchill, 19,559 shares; Mr. Erickson, 212 shares; Mr. Feldman, 212 shares; Mr. Huret, 759 shares; Ms. Moy, 759 shares; Mr. Nichols, 759 shares; Ms. Tanabe, 759 shares; Mr. Vara, 759 shares; and Mr. Wo, 19,559 shares. Also includes shares owned by directors under the Directors Deferred Compensation Plan: Messrs. Huret, 24,641 shares; Nichols, 4,351 shares; and Wo, 18,270 shares; and Mmes. Apoliona, 5,696 shares and Tanabe, 10,707 shares.

(5)
Includes shares held individually or jointly by family members as to which the specified director or officer may be deemed to have shared voting or investment power as follows: Dr. Bitterman, 6,979 shares; Mr. Churchill, 2,765 shares; Mr. Wo, 10,453 shares; Mr. Lucien, 5,500 shares; Mr. Rossi, 41,204 shares; Ms. Sellers, 46,267 shares; Mr. Polk, 15,796 shares and Mr. Shigemura, 20,138 shares.

(6)	Includes 500 shares held in an Individual Retirement Account.

(7)	Includes 1,000 shares held in a Keogh account.

(8)	Includes 1,904 shares held in an Individual Retirement Account.

CORPORATE GOVERNANCE
Commitment to Effective Corporate Governance
The Company is committed to effective corporate governance practices that enhance and protect shareholder rights including:

•	Annually elected directors

•	Female lead independent director

•	Majority voting in director elections with a plurality carve out in the case of contested elections and a director resignation policy

•	Independent directors comprise 86% (12) of the board and 100% of key committees

•	29% of independent directors are women (4)

•	Ongoing director refreshment with 5 new directors added in the past 6 years; further refreshment in next 2 years with the mandatory age retirement of 2 directors

•	The directors are subject to Company stock ownership guidelines equal to 5 times the director annual cash retainer

•	Directors actively participate in continuing education programs on corporate governance and related issues

•	All directors attended at least 75% of the board and committee meetings

•	The Company has adopted an annual frequency for the Say-on-Pay vote

•	The Company participates in robust shareholder outreach activities

•	The Company supports a strong and effective whistleblower policy and program

•	The Company maintains an effective clawback policy

•	No poison pill has been adopted

Corporate Governance Guidelines
The Company and the Board have adopted Corporate Governance Guidelines (“Governance Guidelines”). The Governance Guidelines are posted on the Investor Relations page of the Company's website at www.boh.com. The Governance Guidelines address director qualification and independence standards, responsibilities of the Board, access to management and access to independent advisors, compensation, orientation and continuing education, Board committees, Chief Executive Officer (“CEO”) evaluation, management succession, Code of Business Conduct and Ethics, shareholder communications to the Board and the Board’s annual performance evaluation.
The Company’s leadership structure includes both a combined Chairman and CEO and a separate Lead Independent Director. At this time, the Board believes that it is in the best interests of the Company to have a single individual serve as Chairman and CEO to control and implement the short- and long-term strategies of the Company. The Board believes that this joint position provides it with the ability to perform its oversight role over management with the benefit of a management perspective as to the Company’s business strategy and all other aspects of the business. With its Lead Independent Director, this governance structure also provides a form of leadership that allows the Board to function distinct from management, capable of objective judgment regarding management’s performance, and enables the Board to fulfill its duties effectively and efficiently. The Company’s leadership structure promotes the objectivity of the Board’s decisions and its role in reviewing the performance of management. Through its leadership and governance processes the Company seeks to establish a governance structure that provides both oversight and guidance by the Board to management regarding strategic planning, risk assessment and management, and corporate performance.
The Company’s Lead Independent Director is appointed by the Board and the current Lead Independent Director, Dr. Mary G. F. Bitterman, has served in this position since 1999. The Company’s Governance Guidelines clearly define the Lead Independent Director’s role and duties which include, but are not limited to, serving as Chairman of the Company’s Nominating & Corporate Governance Committee, presiding over regularly scheduled executive sessions of the non-management directors, serving as a liaison between the non-management directors and executive management, and assisting the Board and executive management to ensure compliance with the Governance Guidelines.
The Company's Nominating & Corporate Governance Committee has determined that each of the 12 current non-management directors, including the Lead Independent Director, are “independent” as defined by the NYSE rules. The non-management directors meet in executive session without management in attendance for regularly scheduled meetings. The non-management directors may also meet in executive session each time the full Board convenes for a meeting. In 2018, the non-management directors met six times in executive session. The Lead Independent Director also meets regularly on an individual basis with members of the Company’s executive management team.

Adoption of Exclusive By-Law Provision
On October 19, 2018, the Company, a Delaware corporation, amended and restated its By-Laws by adopting an exclusive forum By-Law provision designating the Delaware courts as the sole permissible venues for most shareholder class and derivative litigation against the Company or its directors. The Company believes that prompt action in adopting the By-Law is warranted based upon the increasing threat of specious litigation and forum manipulation.
Such bylaws are designed to prevent the waste that inevitably occurs when duplicative lawsuits asserting the same claims on behalf of the same shareholders seeking the same relief are commenced at the same time by multiple shareholders in multiple courts. They also allow the Company to channel shareholder lawsuits to the Delaware Court of Chancery, which has significant expertise in corporate fiduciary litigation matters. The By-law allows the Company to better manage its litigation landscape by imposing order and consistency before litigation begins and avoids the inconsistency in result that may occur with foreign jurisdictions interpreting Delaware corporate and fiduciary law.
Director Qualifications and Nomination Process
The Nominating & Corporate Governance Committee is responsible for identifying and assessing all director candidates and recommending nominees to the Board. Potential nominees are evaluated based on their independence, within the meaning of the Governance Guidelines and the rules of the NYSE. Candidates to be nominated as a director, including those submitted by shareholders, are selected based on, among other criteria, their integrity, informed judgment, financial literacy, high performance standards, accomplishments and reputation in the community, experience, skill sets, and ability to commit adequate time to Board and committee matters and to act on behalf of shareholders. The criteria also include a determination of the needs of the Board and of the interplay between each individual’s personal qualities and characteristics and those of the other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company and its shareholders. In addition, Board members are expected to participate in continuing education and training opportunities to stay current on corporate governance, industry trends and issues and to enhance their understanding of the Company’s business.
The objective of the Nominating & Corporate Governance Committee is to present a combination of candidates that will result in a Board with a wide range of skills, expertise, industry knowledge, viewpoints, and backgrounds, with business and community contacts relevant to the Company’s business. To accomplish this, the Nominating & Corporate Governance Committee seeks candidates from different age groups, ethnicities, genders, industries, and experiences, in addition to the criteria described above. The Board includes directors with experience in public corporations, not-for-profit organizations, and entrepreneurial individuals who have successfully run their own private enterprises. The Board also has the broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership and expertise in finance, accounting, information technology, risk management, lending, investment management and communications. A shareholder may submit a candidate for consideration by the Board to be included in the Board’s slate of director nominees. Candidates proposed by shareholders will be evaluated by the Nominating & Corporate Governance Committee under the same criteria that are applied to other candidates. The criteria are set forth above and in the Company’s Bylaws and Governance Guidelines. Candidates to be considered for nomination by the Nominating & Corporate Governance Committee at the 2020 Annual Meeting of Shareholders must be presented in writing to the Corporate Secretary on or before November 15, 2019 at 130 Merchant Street, Honolulu, Hawaii 96813.
Director Experience, Tenure, Diversity and Refreshment
The Board maintains a unique balance of experience, tenure, diversity, cultural and local market knowledge and broad subject matter expertise. While our longer-tenured directors carry a wealth of experience and deep understanding of the Company and our industry, the Board embraces the need for fresh perspectives and is committed to continued director refreshment.
The Board's refreshment activities are ongoing. From 2009-2018, the Board added five new directors. Anticipating the retirement of one director in 2019 and two more retirements in 2020, the Board in January 2019 increased the authorized number of directors to 14 and elected new directors Messrs. Erickson and Feldman to serve to the 2019 annual meeting. They were also nominated to stand for re-election at the 2019 annual meeting.

The Board employs a balanced approach to populating Board Committees. This refreshment strategy results in a membership that maintains new and contemporary perspectives, ideas and approaches, with the appointment of Messrs. Erickson to the Audit & Risk Committee and Nominating & Corporate Governance Committee, and Feldman to the Human Resources & Compensation Committee and Nominating & Corporate Governance Committee in January 2019.
Board and Committee Evaluations
The Nominating & Corporate Governance Committee leads and oversees the annual evaluation of the Board and Board committees. The annual evaluation includes an individual director self-assessment and an independent third party hosted survey to determine whether the Board and its committees are functioning effectively.  The Nominating & Corporate Governance Committee establishes the evaluation criteria, oversees the evaluation process, discusses the results with the Board, and implements any changes that emerge from the evaluations that the Board deems appropriate to enhance Board effectiveness.
An independent consultant provides assistance with the design of the online survey instrument and administers the survey on behalf of the Nominating & Corporate Governance Committee, thereby assuring anonymity of participant responses through a secure, encrypted website.  A written report of total sample data, as well as data for the Board committees, is prepared by the consultant, analyzing the closed-end questions and includes the verbatim comments offered by directors at the close of each section of the survey that may provide recommendations for improvement.  The report also tracks current data against results from previous surveys, where comparable.

Majority Voting
The Company's Bylaws and Governance Guidelines provide for majority voting in uncontested elections and a resignation process in the event a director nominee does not obtain a majority of votes cast. The resignation process provides the Board with discretion to accept or reject a tendered resignation if a majority vote is not obtained. If the tendered resignation is not accepted by the Board, the Board shall not nominate such director to stand for re-election at the next annual meeting of shareholders.
Communication with Directors
Shareholders and any interested parties may communicate with the Board, non-management directors, or the Lead Independent Director by sending correspondence c/o the Company’s Corporate Secretary, 130 Merchant Street, Honolulu, Hawaii 96813. All appropriate communications received will be forwarded to the Board, non-management directors or the Lead Independent Director as addressed.
Code of Business Conduct and Ethics
The Company has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner. The Company is proud of the high standards of quality and service that have been its hallmark through the years. These qualities represent fundamental business practices and apply to all directors, officers and employees.
The Company and Board have adopted a Code of Business Conduct and Ethics (the "Code") for directors, executive officers (including the Company's chief executive officer, chief financial officer, chief accounting officer and controller) and employees that is posted on the Investor Relations page of the Company’s website at www.boh.com. The Code addresses the professional, honest and candid conduct required of each director, officer and employee, conflicts of interest, disclosure process, compliance with laws, rules and regulations (including securities trading), corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, and encourages the reporting of any illegal or unethical behavior through robust reporting protocols and whistleblower protections. The Company also maintains a strong whistleblower and anti-retaliation policy and encourages conduct reporting through several designated channels, including the Chair of the Audit and Risk Committee, Chief Ethics Officer, General Counsel and a third-party hosted anonymous alert line. A waiver of any provision of the Code may be made only by the Audit & Risk Committee of the Board and must be promptly disclosed as required by SEC and NYSE rules. The Company will disclose any such waivers, as well as any amendments to the Code, on the Company’s website at www.boh.com.

Policy Prohibiting Hedging and Pledging of Company Stock
The Company's Securities Trading Policy (the "Policy") specifically prohibits directors and employees from hedging the risk associated with the ownership of Bank of Hawaii Corporation's common stock. The Policy also prohibits directors and employees from pledging transactions involving Bank of Hawaii Corporation common stock as collateral, including the use of a traditional margin account with a broker-dealer.
Director Independence
The Board is comprised of a majority of independent directors as defined by the NYSE listing standards. In affirmatively determining that a director is independent of the Company’s management and has no material relationship with the Company, either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, the Board applies the following categorical standards, in addition to such other factors as the Board deems appropriate:

a)
In no event shall a director be considered independent if the director is an employee, or a member of the director’s immediate family is an executive officer of the Company until three years after the end of such employment relationship. Employment as an interim Chairman of the Board, CEO, Chief Financial Officer ("CFO") or other executive officer shall not disqualify a director from being considered independent following that employment.

b)
In no event shall a director be considered independent if the director receives, or a member of the director’s immediate family who serves as an executive officer of the Company receives more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). A director may not be considered independent until three years after ceasing to receive such compensation.

c)
In no event shall a director be considered independent if the director is a current partner or employee of the Company’s internal or external auditor, or whose immediate family member is a current partner or employee of such a firm and personally works on the Company’s audit; or was a partner or employee of such a firm and personally worked on the Company’s audit within the last three years.

d)
In no event shall a director be considered independent if the director is employed, or a member of the director’s immediate family is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee until three years after the end of such service or employment relationship.

e)
In no event shall a director be considered independent if the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services rendered in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues for such year, until three years after falling below such threshold.

f)
A director will not fail to be deemed independent solely as a result of the director’s and the director’s immediate family members’, or a director’s affiliated entities, banking relationship with the Company if such relationship does not violate paragraphs (a) through (e) above and is made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with the Company and, with respect to extensions of credit, is made in compliance with applicable laws, including Regulation O of the Board of Governors of the Federal Reserve System, and do not involve more than the normal risk of collectability or present other unfavorable features.

g)
Audit & Risk Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company and shall otherwise meet the independence criteria of Section 10A-3 of the Securities Exchange Act of 1934, as amended. Audit & Risk Committee members may receive directors’ fees and other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

h)
Human Resources & Compensation Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company, and shall otherwise meet the independence criteria of Section 10C of the Securities Exchange Act of 1934, as amended. Human Resources & Compensation Committee members may receive directors' fees or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

i)
If a particular commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship or transaction that is not addressed by the above standards exists between a director and the Company, the Board will determine, after taking into account all relevant facts and circumstances, whether such relationship or transaction is in the Board’s judgment material, and therefore whether the affected director is independent.

For purposes of these independence standards, an “immediate family member” includes the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.
The following 11 director nominees standing for election have been determined by the Board to be independent: Messrs. Burak, Erickson, Feldman, Huret, Nichols, Vara, and Wo, and Mmes. Apoliona, Bitterman, Moy, and Tanabe, and accordingly, the Board has a majority of independent directors as defined by the listing standards of the NYSE and the Governance Guidelines. All of the committees are composed entirely of independent directors who also meet applicable committee independence standards. Mr. Ho is the Chairman, CEO and President of the Company and is therefore not independent. Mr. Lucien is the Vice Chair and Chief Strategy Officer of the Company and is therefore not independent.
Human Resources & Compensation Committee Interlocks and Insider Participation
No member of the Human Resources & Compensation Committee during fiscal year 2018 served as an officer, former officer, or employee of the Company or had a relationship that was required to be disclosed under “Certain Relationships and Related Transactions.” Further, during 2018, no executive officer of the Company served as:

•
A member of the Human Resources & Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Human Resources & Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Human Resources & Compensation Committee.
Sound Environmental, Social, Governance and Leadership - A Commitment to Integrity and Ethical Excellence
The Company is committed to promoting sound Environmental, Social and Governance ("ESG") through strong Board leadership and management oversight and processes. Broadly speaking, our senior management team develops the Company’s ESG strategic direction and oversees its execution, while the Board is charged with providing guidance, insight and oversight as to the strategy, initiatives and management’s performance. As discussed in other sections, the Board and senior management also remain committed to fostering an effective and efficient risk and control environment that includes an emphasis on an ethically driven culture and an ongoing investment in our employees and community.
The Company’s Code of Business Conduct and Ethics drives a workplace and workforce that embraces the highest ethical and moral standards. We maintain strong and confidential reporting processes and procedures that support an open and honest environment that ensures that the highest principles of integrity and inclusion are maintained.

The Company strives to ensure a respectful, diverse and inclusive employee environment and experience. Our policies encourage individual values, strengths and protections to provide gender diversity and equality in the workplace and in its compensation practices.

ESG Highlights and Initiatives

Bank of Hawaii is not only a leader in Hawaii’s financial industry, but also a leader among Hawaii’s corporate citizens. Bank of Hawaii’s ESG approach is integrated into the Company’s core values - Excellence, Integrity, Respect, Innovation, Commitment, and Teamwork.

Bank of Hawaii is committed to making corporate social responsibility a part everything we do in the communities we serve-including how we manage and develop our people, the products and services we offer, and the investments we make in creating a sustainable and resilient economy in our geographic area. Our own human capital and fostering sustainable growth in the communities we serve have the greatest impact on our continued success as a leader among Hawaii’s corporate citizens.

As a result of the Company's efforts, Bank of Hawaii ranked 4th among U.S. publicly traded financial institutions and 40th overall on Barron’s® 100 Most Sustainable Companies. Bank of Hawaii was the only company in Hawaii to be recognized.  The rankings are compiled by Calvert Research and Management and are based on hundreds of metrics that address environmental, social and corporate governance.

Excellence

Bank of Hawaii strives to attract, develop and retain exceptional people. Exceptional people are what allows Bank of Hawaii to be the best corporate citizen possible.

Diversity and Inclusion

In furtherance of this core value, Bank of Hawaii implemented a comprehensive internal training program and supported initiatives to foster diversity and inclusion in the workplace. Bank of Hawaii recognizes that a diverse and inclusive workforce fosters an environment where everyone can thrive and be successful. The composition of Bank of Hawaii's workforce is a testament to its ongoing commitment to diversity. In 2018, the workforce was comprised of 65.2% women and 87.2% minorities (non-Caucasian). In 2018--for the first time--Bank of Hawaii was a platinum sponsor of the Honolulu Pride Parade in October and 300 Bank of Hawaii employees, family and friends walked in the parade. We continued to sponsor the annual Honolulu Rainbow Film Festival and also sponsored a PRIDE event at the Honolulu Museum of Art.

Employee Learning

Bank of Hawaii’s substantial training and career development programs target professional development and personal growth, such as our Workplace Excellence programs. In 2018, the Company held over 550 training sessions or career development programs with over 9,000 participants. Our commitment to our employees’ growth is integral to developing exceptional people.

Investing in Our People

In 2016, Bank of Hawaii launched its College Assistance Program (CAP) to give employees who are striving to obtain their first four-year bachelor’s degree access to a college education and tuition reimbursement. This unique and generous program provides an opportunity for employees to earn their bachelor’s degree online through Chaminade University of Honolulu. The program gives employees the convenience and flexibility to study where, when, and what they desire by allowing them to choose from a variety of select majors. Their choice of majors need not even relate to their current position.

The program launched in 2016 with three participants. Due to the program’s success and popularity there are now a record-high 37 participants. Starting with the fall 2018 term, we launched three new enhancements to CAP: 100% reimbursement upfront at the beginning of the term, so employees will not have to advance their own funds to pay their tuition; increased reimbursement up to $10,800 (compared to $8,100) per calendar year, enough to cover approximately eight courses plus textbook expenses; and one paid day off to focus on finals. CAP is the newest addition to the Company’s other generous educational assistance programs, which include the Tuition Assistance Program (TAP), Professional Education Program (PEP) and Professional Certification Program (PCERT).

Investing in Our Future

For the 2018-2019 academic year, Bank of Hawaii Foundation supported 28 college scholarships totaling $98,000 for children and grandchildren of Bank of Hawaii employees. Funds are given to the Hawaii Community Foundation, which administers the scholarships. Since 2014, Bank of Hawaii Foundation has provided $533,000 to fund 151 college scholarships. These scholarships will benefit the communities we serve for years to come, and demonstrate the depth of the Company’s commitment to its people and their families.

Integrity

Bank of Hawaii consistently demonstrates its core value of doing the right thing for the right reasons. Whether that be supporting environmental initiatives by seeking out lending opportunities that support renewable energy projects, or reducing its own impact on the environment through internal or employee initiatives.

Volunteering for the Environment

Bank of Hawaii is committed to supporting our environment through numerous efforts throughout the year in every community it serves across Hawaii and the West Pacific. In total, more than 1,220 of our Bankoh Blue Crew (employee volunteers) have volunteered more than 3,362 hours at work projects and events specifically focused on addressing environmental impact issues.

Financing the Future

The Company actively participates in the financing of renewable energy projects. The Company currently is a lender in over 141 renewable energy projects with over $213 million committed to these initiatives. Bank of Hawaii continues to seek out other opportunities in this sector and is a leader in these financing initiatives.

Reducing Waste

Reducing the amount of paper used in the workplace is a high-priority at Bank of Hawaii, as we strive to optimally operate and function in the 21st century electronic and digital based environment. As part of an overall “office transformation” initiative, we anticipate this sustainability effort will have environmental, efficiency and cost-reduction benefits. Past records are being imaged, reducing costly storage expenses, and we are moving toward contemporaneously imaging today’s records, reducing the amount of paper required.

Encouraging Public Transportation

Bank of Hawaii offers a Bus Pass Benefit Program for its employees on Oahu, reducing the cost of a monthly bus pass from $70 to $30 (on a pre-tax basis) for participating employees 64 years and younger. Employees 65 and older receive $30 towards the purchase of a $35 senior annual Bus Pass. All active full-time and part-time employees who ride the bus as a primary source of transportation to and from work are eligible for the benefit. Over 450 employees take advantage of this benefit, resulting in an annual commitment by the Company of close to $200,000 towards reducing greenhouse gas emissions.

Encouraging the Use of Bicycles

Bank of Hawaii also offers employees up to $20 per month as reimbursement for reasonable expenses if an employee uses a bicycle regularly for commuting to work. Reasonable expenses include the purchase of a bicycle as well as continuing maintenance, repair and storage.

Sustainable Coastlines

For its 13th annual Community Service Day, Bank of Hawaii partnered with Sustainable Coastlines Hawaii and Hawaiian Airlines for its largest enterprise-wide volunteer event, as employees and their families across the state and West Pacific Region participated in International Coastal Cleanup Day and World Cleanup Day. More than 930 volunteers worked at beaches and coastlines on Oahu, Hawaii, Maui, Kauai, Guam, Saipan and Koror, making a significant impact by removing 3.12 tons (6,240 pounds) of trash, debris and micro-plastics from the shorelines.

Trail Maintenance

Bank of Hawaii also worked with the Blue Zones Project at the Hawaii Nature Center to provide trail maintenance services during 2018. The Honolulu Mauka Trail System that starts at the Nature Center provides urban Honolulu residents with easy access to the natural environment overlooking the city.

Recycling for Tomorrow

Bank of Hawaii is installing filtered water refilling stations throughout its facilities as part of the Office Transformation project. These filtration stations will reduce the use of plastic bottles throughout the workplace. The Company’s environmental impact continues to be at the core of the modernization project. To that end, Bank of Hawaii is undertaking an initiative to develop a more centralized and comprehensive recycling program in 2019.

Mālama Maunalua

In the last year, our Bankoh Blue Crew volunteers removed more than 14,000 pounds of invasive algae from Maunalua Bay on Oahu in support of the Mālama Maunalua environmental preservation organization’s efforts, working both independently and collaborating with the Kupu Hawaii youth environmental training program on its annual MLK Day of Service.

He‘eia Fishpond

Through the Company’s partnership with Paepae o He‘eia, each month our volunteers work to clean, clear, build and maintain the historic fishpond significant to the windward Oahu coastline and the Native Hawaiian community.

Respect

Bank of Hawaii and its employees live and work with respect, treating others as they wish to be treated themselves. Bank of Hawaii bears this out by giving back to its communities through philanthropy, outreach and volunteering.

Philanthropy and Volunteering

The Company, and its exceptional people, demonstrate their generosity and respect throughout the year by supporting many different causes. Bank of Hawaii, its employees, and the Bank of Hawaii Foundation contributed more than $3.5 million to community and philanthropic causes in 2018. In addition, hundreds of Bank of Hawaii employees recorded more than 13,000 volunteer hours and participated in 162 community events during the course of the year.

Outreach to the Un- and Under-banked

Commencing April of 2015, Bank of Hawaii became the first local bank to offer an alternative to traditional checking accounts in the State of Hawaii. EASE by Bank of Hawaii combines convenience and access, is FDIC insured and is among the lowest-fee bank accounts in the U.S.

With no checks to return, customers do not incur overdraft fees. Customers are also given a free Visa debit card and free access to 387 Bank of Hawaii ATMs; do not have direct deposit requirements or monthly service fees if they elect to receive online statements; and are allowed to open an account with a deposit of just $25. They also receive free 24/7 Bankoh by Phone, mobile banking and eBankoh online banking services. We continue to see strong demand for our EASE product, and are pleased to meet the needs of the un- and under-banked in the communities we serve.

Innovation

Bank of Hawaii is constantly improving its operations to proactively find more efficient and effective ways to ensure both the long-term success of the organization and the continued vitality of the communities it serves. Through its modernization efforts, the Company is helping to do its part in offsetting the negative impacts of climate change.

Comprehensive Solutions

Innovation is at the heart of what we do. We continue to design all renovated branches, as well as renovated floors within the corporate headquarters to incorporate Building Management Systems (BMS) and evolving Energy Management Systems (EMS). The BMSs allow for centralized control of certain functions within the building to conserve energy and optimize efficiency. The EMS would allow for real time monitoring of a facility’s energy usage to help identify and prevent waste.

Bank of Hawaii also participates in the Demand Response Program from Hawaiian Electric Company at our two largest facilities. Through this participation, the Company receives incentives to reduce its usage during periods of island-wide peak demand, helping to preserve the reliability of the electrical grid and reduce the need for more electrical generation equipment. The Company is seeking to expand its participation in this program as it rolls out BMS and EMS to additional facilities.

Conserving for the Future

Along with BMS, the Company’s renovated branches and renovated floors within the corporate headquarters are being outfitted with high performance window tinting, LED lighting with occupancy and daylight sensing controls, and high efficiency air conditioning systems with direct digital controls.

Our new “Branch of Tomorrow” design makes more efficient use of space, with increased customer support through innovative cash recycling machines at the tellers, portable computing platforms to allow the tellers to reach out directly with customers and reduce long waiting lines, and upgraded ATMs that allow direct deposit of cash and checks along with simplified transaction handling. Staff lunchrooms are being outfitted with point-of-use hot water dispensers to replace water heaters, microwave ovens to replace stoves and cook-tops, as well as large-screen LED monitors that allow for remote, online meetings and training sessions, which reduce energy usage, staff travel and downtime. These innovations allow us to work more efficiently and effectively every single day.

Commitment to Solar

Along with its conservation efforts, Bank of Hawaii is committed to renewable energy resources, and has made this an integral part of the modernization project at its branches and other facilities. Currently, 14 facilities have solar installations, and the Company is looking at ways to increase its use of solar, including the addition of energy storage systems.

In the past few years, branches on Oahu, Maui and the Big Island, as well as our corporate headquarters and other facilities have been upgraded with roof-mounted photovoltaic solar panels, reducing utility-provided energy consumption by 15 percent. Our newly renovated Pearlridge and Manoa Branches were designed for the installation of solar systems that will reduce each building’s electrical load by roughly one-third. In the future, we are looking to maximize our photovoltaic energy production and energy storage solutions to enable us to take advantage of net zero energy usage savings. Reducing, producing and conserving energy are just part of the innovations that truly make these the branches of tomorrow.

Commitment

Bank of Hawaii became a leader in the financial industry in Hawaii by actively building long-term relationships and committing to the growth and well-being of the communities it serves.

Financial Education

Through education, Bank of Hawaii is building long-term relationships throughout its communities. Presented for free to both customers and noncustomers, SmartMoney financial education seminars cover a variety of financial topics, such as the purchase of a first home and how to save and invest. This year, 63 seminars were held at Bank of Hawaii branches, schools and community organizations in Hawaii, Guam, Saipan and Palau. Bank volunteers led these seminars for more than 1,200 participants. Bank of Hawaii has offered SmartMoney Seminars for the past 10 years.

These volunteers also provide financial guidance on Honolulu television stations KGMB and KHNL in weekly “SmartMoney Monday” segments during morning and evening news programming.

Financial Education for Our Future

Each year, Bank of Hawaii employee volunteers visit elementary, middle and high schools to teach students financial literacy. The Company supports social programs requiring financial education, especially in Guam and Saipan. We also continue to provide Junior Achievement with volunteers in Hawaii and in Guam. Additionally, our bankers engaged in financial education initiatives under the American Bankers Association’s Teach Children to Save Day as well as Get Smart About Credit Day. In 2018, 779 volunteers provided 2,477 hours of service.

Closing the Gap

With a $55,000 grant in 2018, the Bank of Hawaii Foundation continued its support of PBS Hawaii’s HIKI NŌ, the groundbreaking student news program and statewide digital media learning initiative. Middle and high school students participate in HIKI NŌ from more than 80 public, private and charter schools to tell the stories of their diverse communities. Since the inception of the program in 2011, Bank of Hawaii Foundation has provided $655,000 in grants, recognizing HIKI NŌ’s potential to help close the achievement gap in schools, and equip students for the future workforce.

Providing for Our Families

Bank of Hawaii is also building long-term relationships in the communities it serves by providing cultural and creative opportunities for everyone. Since 2004, Bank of Hawaii has sponsored a free, once-a-month program of art activities, entertainment and films for the whole family at the Honolulu Museum of Art. This year, the monthly event, called Bankoh Family Sundays, drew more than 21,000 attendees supported by over 120 employee volunteers.

Festival for All

The Hawaii Book and Music Festival, honoring cultural arts and promoting literacy, has been presented by Bank of Hawaii for the past 13 years. This weekend of award-winning authors, live entertainment and performances for all ages is free and open to the public. More than 30,000 people attended the event in 2018. An event highlight is the Bank of Hawaii Book Swap, staffed by Blue Crew volunteers, where approximately 4,500 books are available on a bring-one-take-one basis.

Teamwork

Bank of Hawaii employees consistently display their teamwork, one of the Company’s most fundamental core values, not only as they collaborate amongst themselves but also as they partner with the Company’s clients and others in the community.

Assisting Foster Teens

Bank of Hawaii is not just a member of the community; it is a valued partner with others making a difference in the community. Bank of Hawaii has partnered with nonprofit EPIC ‘Ohana’s Hawaii Youth Opportunities Initiative since 2010 to offer financial education and services to foster teens. Foster youth, due primarily to a lack of social network, have a high propensity for pregnancy, incarceration, homelessness and low college graduation rates.

Through the Opportunity Passport Program, teens from foster families are able to open matched Individual Development Account savings accounts, where each dollar saved is matched by donors up to $1,000 annually (to a maximum of $3,000), and may be withdrawn between the ages of 14 to 26. This has enabled these young people to help pay for college education, housing and transportation. Since 2010, the Opportunity Passport Program has opened 723 IDA savings accounts. Qualified withdrawals surpassed $1.0 million during 2018. Twenty-five Blue Crew volunteers participated in this initiative in 2018.

Volunteer Income Tax Assistance

Bank of Hawaii is proud to be able to provide the largest number of volunteers for the Volunteer Income Tax Assistance programs of both Goodwill Industries of Hawaii and the Legal Aid Society of Hawaii. Through these partnerships in 2018, we helped 469 families receive $567,671 in federal tax refunds (not including saving tax preparation fees and qualifying for state income tax refunds). Volunteers must complete a training course and be certified by the Internal Revenue Service-46 Bank of Hawaii employees donated 807 hours to this project in 2018.

Laumaka Work Furlough Program (LWFP)

Bank of Hawaii’s Commercial Banking Division and the Waiakamilo Branch have been important participants in the LWFP. The Company’s role is to maintain savings accounts for those in the correctional system who are nearing their release date and have received permission to live outside of the correctional facility. The bank opens up savings accounts and assists with automatic deposits and payments, in addition to working with the Department of Public Safety staff in monitoring what payments can be made from these accounts. In 2018, Bank of Hawaii provided over 34 person-days to support a program that has an important role in reducing recidivism from 50% for those inmates who are released directly from the correctional system (paroled) to 5% (under the LWFP).

Mentoring Our Youth

Starting with the 2016-2017 academic year, Bank of Hawaii partnered with the Nu‘uanu YMCA and University of Hawai'i students from the Atherton YMCA’s College Camp to launch the Central Middle School (CMS) Mentoring Program to steer youth onto a successful educational journey. More than 20 Bank of Hawaii employees, along with several graduates of the YMCA College Camp, continue to volunteer to mentor 12 middle school students from CMS. In June, approximately 50 of our employees volunteered at CMS to unpack, set up, label and test 200 Chromebooks donated by the Department of Education, which provides one computer for every two eighth-graders at CMS.

Bank employees worked on the implementation of a unique online financial education program, which Bank of Hawaii helped make available to CMS eighth-grade students in August. The Company partnered with EVERFI, an education technology company providing innovative digital learning, on the nine-week financial education program to empower students to build a solid financial foundation. Lessons covered the basics of budgeting and saving, as well as how to manage money while in college and beyond. These partnerships are all about teamwork and what it can do for our communities.

Housing for the Community

We continue to partner with developers to finance affordable and workforce housing options in Hawaii and the Western Pacific, including housing options for senior citizens. Some recent examples are Hale Mahaolu Ewalu Phase 2 and Kahului Lani Senior Phase II, both on Maui, and Mohouli Senior Phase III in Hilo, which combined will bring nearly 200 new units into the market. Almost 640 affordable housing units financed by Bank of Hawaii commenced or completed construction in 2018.

Emergency Loan Programs

Bank of Hawaii offered several special emergency loans programs to help the communities it serves from the impact of natural disasters and unexpected events.  These programs included an emergency credit assistance program in Saipan to deal with the aftermath of Super Typhoon Yutu, a program on the Island of Hawaii for those impacted by the eruption of Kilauea, a program to address the impacts of flooding on the Island of Kauai, and a program specially designed for those affected by the U.S. Government shutdown.

Oversight of Risk

The Company's governance, including policies, standards and procedures, has been developed with the goal of ensuring that business decisions and the execution of business processes are in compliance with legal and regulatory requirements.

Authority for accepting risk exposures on behalf of the Company originates from the Board. In turn, that authority is delegated through the Board-appointed Managing Committee, chaired by the CEO and comprised of executive management, and its subcommittees, including the Risk Council. The Risk Council, chaired by the Chief Risk Officer, provides the Managing Committee with a forum for the review and communication of both specific and company-wide risk issues, and serves to enhance collaboration among all areas of the Company that create and manage risk, while reinforcing executive management's responsibility for ensuring risk is managed within established tolerances.

Risk management at the Company is the process for identifying, measuring, controlling and monitoring risk across the enterprise given its business as a financial institution and financial intermediary. Risk Management crosses all functions and employees and is embedded in all aspects of planning and performance measurement. The Company's systems, information and timely reporting are designed to enable the organization to quickly adapt to early warning signs.

The Board is responsible for oversight of the Company's enterprise risk framework. The Board implements its risk oversight function both as a whole and through delegation to various committees. The Board has delegated to the Audit & Risk Committee primary responsibility for overseeing financial, credit, investment and operational risk exposures including regulatory and legal risk; to the Fiduciary and Investment Management Committee, comprised of five board members, primary responsibility for oversight of fiduciary and investment risk of client accounts; and to the Human Resources & Compensation Committee primary responsibility for oversight of risk related to management and staff. These committees report to the full Board to ensure the Company's overall risk exposures are understood, including risk interrelationships. The Board also oversees reputational risk.

Risk reports are provided and discussed at every committee and Board meeting. In addition to detailed reports, the Board reviews an Enterprise Risk Position report that reflects key risk measures and trends across the Company. Key managers responsible for risk management (the Chief Risk Officer, the Treasurer, the Chief Compliance Officer, the General Counsel, and the Chief Fiduciary Officer) regularly provide updates at the respective committee and Board meetings. In support of the Board's risk oversight role and to ensure that potential problems are surfaced, the Audit & Risk Committee directly oversees the Company's Internal Audit and Credit Review functions.

Cybersecurity and Information Security Risk Oversight

Management of cybersecurity risks is the responsibility of the full Board. In 2018, the Company, the Board, and the Audit & Risk Committee continued to strengthen the management and oversight of cybersecurity risk through new security system enhancements, policies, testing, identification and reporting. The Company continued its program of third party penetration testing and ongoing analysis to identify potential vulnerabilities and need for system enhancements.

The Board devotes significant time and attention to oversight of cybersecurity and information security risk, and benefits from the technical expertise of certain of its members. In particular, the Board and Audit & Risk Committee each receive regular reporting on cybersecurity and information security risk. At least quarterly, the Audit & Risk Committee receives an operational risk update that includes a review of cybersecurity and information security risks. Our Audit & Risk Committee also annually reviews and approves our Information Security Policy. The Board frequently receives presentations on and discusses cybersecurity and information security risks, industry trends and best practices.

Compensation Policies and Risk

The Board's risk oversight responsibility includes the implementation of compensation programs that do not encourage or incentivize excessive risk taking or inappropriate conduct and promote, among other things, gender pay equality. The Human Resources & Compensation Committee is responsible for establishing and reviewing the Company's executive compensation programs, as well as the compensation programs for employees generally, and ensuring that the programs do not encourage unnecessary or excessive risk taking or create risks that are reasonably likely to have a material adverse effect on the Company and its customers.

The Company, in addition to its annual comprehensive review, receives ongoing reporting relating to the Company's incentive plans' design, performance, payouts and customer impact, with oversight by and reporting to the Board, Audit and Risk Committee and Human Resources & Compensation Committee. This reporting includes an analysis of potential "red flag" indicators including the existence, nature and extent of any customer complaints, regulatory complaints, legal actions, employee feedback and payout results to determine if the incentive plan design or implementation resulted in employee wrongdoing or customer abuse.

BOARD COMMITTEES AND MEETINGS
The Board met 10 times during 2018. The Board’s policy is that directors should make every effort to regularly attend meetings of the Board and committees on which they serve and the Company’s annual meeting of shareholders. Each director attended at least 75% of the meetings of the Board and 75% of the committee meetings on which he or she served in 2018. All of the Company’s directors attended the 2018 Annual Meeting of Shareholders.
Board Committees
The Board has three standing committees: the Audit & Risk Committee, the Human Resources & Compensation Committee, and the Nominating & Corporate Governance Committee. The charters for the respective Board committees are posted in the Investor Relations section of the Company’s website at www.boh.com.
The Board has affirmatively determined that all of the members of the Audit & Risk, Human Resources & Compensation, and Nominating & Corporate Governance Committees (collectively the “Board Committees”) meet the independence standards of the NYSE and the Company’s Governance Guidelines. The Board Committees’ charters require that each committee perform an annual evaluation of its performance and assess the adequacy of its charter. Each committee has the authority to retain consultants and advisors to assist it in its duties, including the sole authority for the retention, termination and negotiation of the terms and conditions of the engagement.
Below are the members of each current standing committee.

	Audit & Risk	Human Resources & Compensation	Nominating & Corporate Governance
S. Haunani Apoliona			✓
Mary G. F. Bitterman	✓	✓	Chair
Mark A. Burak	Chair		✓
Clinton R. Churchill *	✓		✓
John C. Erickson **	✓		✓
Joshua D. Feldman **		✓	✓
Robert Huret	Vice Chair		✓
Alicia E. Moy		✓	✓
Victor K. Nichols	✓		✓
Barbara J. Tanabe		✓	✓
Raymond P. Vara, Jr.	✓	✓	✓
Robert W. Wo		Chair	✓

* Not standing for re-election in April 2019
** Committee Member as of January 2019

Audit & Risk Committee: 6 Meetings in 2018

The Audit & Risk Committee operates under and annually reviews a charter that has been adopted by the Board. The Audit & Risk Committee’s duties include assisting the Board in its oversight of the following areas of the Company: regulatory and financial accounting, reporting and credit risk management; compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit & Risk Committee also provides oversight of management’s activities with respect to capital management and liquidity planning, including dividends and share repurchases, and overall interest rate risk management. In addition, the Audit & Risk Committee meets in private session at the conclusion of every regularly scheduled meeting to provide a confidential forum for identification and discussion of issues of importance to the Company. The Audit & Risk Committee also meets with non-member directors on a regularly scheduled basis to brief them on the content and issues discussed at the previous meeting.

The Board has determined that Messrs. Burak, Huret, Nichols, and Vara meet the definition of “financial expert” within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has determined that all Audit & Risk Committee members meet the NYSE standard of financial literacy and have accounting or related financial management expertise. In addition, the Board has determined that Messrs. Burak, Huret and Nichols meet the definition of "risk expert" under the Federal Reserve Bank rules implementing Section 16 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and 12 CFR 252.22(d)(1).

The Audit & Risk Committee has adopted policies and procedures governing the following: pre-approval of audit and non-audit services; the receipt and treatment of complaints regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission of information by employees of the Company regarding questionable accounting or audit matters; and restrictions on the Company’s hiring of certain employees of the independent registered public accounting firm. The Audit & Risk Committee is also responsible for reviewing Company transactions involving a director or executive officer. The Audit & Risk Committee Report is located on page 73.

Human Resources & Compensation Committee: 10 Meetings in 2018

The Human Resources & Compensation Committee's duties are set forth in its charter, and include responsibility for compensation levels of directors and members of executive management and reviewing the performance of executive management. The Human Resources & Compensation Committee reviews and approves goals and objectives relevant to CEO compensation, and evaluates performance against those goals. It is also their responsibility to review the Company's long-term and short-term incentive compensation plans, equity-based plans, and deferred compensation programs. The Human Resources & Compensation Committee also reviews management development and training programs as well as succession planning for senior and executive management. The Human Resources & Compensation Committee charter allows for the delegation of its duties to its own subcommittee as long as such delegation is in compliance with all applicable laws, rules, and listing standards. The CEO makes recommendations with respect to non-CEO executive officer compensation. The Human Resources & Compensation Committee Report is located on page 36.

Nominating & Corporate Governance Committee: 9 Meetings in 2018

The Nominating & Corporate Governance Committee's duties are set forth in its charter and include reviewing the qualifications of all Board candidates and recommending qualified candidates for membership on the Board and the oversight of director continuing education opportunities. The Nominating & Corporate Governance Committee reviews the Board’s organization, procedures and committees and makes recommendations concerning the size and composition of the Board and its committees. The Nominating & Corporate Governance Committee makes recommendations to the Board regarding standards for determining non-management director independence and reviews the qualifications and independence of the members of the Board and its committees. The Nominating & Corporate Governance Committee also reviews and evaluates the Company’s compliance with corporate governance requirements and leads and oversees the Board and its committees’ annual performance evaluations. Further information regarding the responsibilities performed by the Nominating & Corporate Governance Committee and the Company’s corporate governance is provided in the committee charter and the Governance Guidelines.

DIRECTOR COMPENSATION
Retainer Fees
In 2018, based on analyses completed by Veritas Executive Compensation Consultants, LLC ("Veritas"), the Board's independent executive compensation consultant, it was determined that the director's average compensation was below the median of the bank peer group. Since 2012, the director retainer and committee fees have remained unchanged, while director compensation levels of peer banks have gradually increased over the six-year period. Veritas recommended increases to the board and committee retainer fees to be consistent with the Bank peer group in order to retain and attract well-qualified directors. The Board concurred with Veritas' recommendation and approved the following increases in retainer fees effective April 27, 2018:

•	An annual retainer for service on the Board in the amount of $65,000;

•	An additional annual retainer for the Lead Independent Director in the amount of $35,000;

•
An annual retainer for Audit & Risk Committee members in the amount of $17,000, an annual retainer for the Chairman of the Audit & Risk Committee in the amount of $30,000, and an annual retainer for the Vice Chairman of the Audit & Risk Committee in the amount of $25,000; and

•
An annual retainer for Human Resources & Compensation Committee members in the amount of $12,000 and an annual retainer for the Chairman of the Human Resources & Compensation Committee in the amount of $21,000.

In addition to these standing committees, the Board has other committees for which directors received fees in 2018. Ms. Apoliona and Mr. Churchill are members of the Board-appointed Benefit Plans Committee (“BPC”), and Mmes. Apoliona, Moy and Tanabe and Mr. Wo are members of the Fiduciary Investment Management Committee (“FIMC”). Effective April 27, 2018, the FIMC chairman's (Ms. Tanabe) annual retainer increased to $15,500 and annual retainer fees for the FIMC and BPC members increased to $9,500 and $6,500, respectively.
The Directors are reimbursed for Board-related travel expenses, and directors who reside principally on the U.S. mainland receive an additional $5,000 annually to compensate them for travel time, which remains unchanged from last year.
Director Stock Plan
The shareholders approved the 2015 Director Stock Compensation Plan (the “Director Stock Plan”) at the 2015 annual meeting. The purpose of the Director Stock Plan is to advance the interests of the Company by encouraging and enabling eligible non-employee members of the Board to acquire and retain throughout each member's tenure as director a proprietary interest in the Company by owning shares of Bank of Hawaii Corporation common stock. The Director Stock Plan allows for the granting of stock options, restricted common stock, and restricted stock units. Under the Director Stock Plan, the Board has the flexibility to set the form and terms of awards. In 2018, the Board approved an increase in equity compensation value to $65,000. Based on the fair market value on the date of grant, each of the 10 non-employee Board members was given a stock award of 759 shares of restricted common stock (“Restricted Shares”) with a vesting date of April 19, 2019. In 2018, no stock options or restricted stock units were granted under the Director Stock Plan.

Directors' Deferred Compensation Plan
The Company maintains the Directors' Deferred Compensation Plan (the “Directors’ Deferred Plan”), under which each non-employee director may participate and elect to defer the payment of all of his/her annual Board and committee retainer fees, or all of his/her annual Board retainer fees, or all of his/her annual committee retainer fees. At the director's choice, deferred amounts under the Directors' Deferred Plan may be payable: 1) beginning on the first day of the first month after the participating director ceases to be a director of the Company; or 2) on an anniversary date of the director's choosing after the director ceases to be a director; or 3) a date specified by the director (which may include a date prior to the date a director ceases to be a director). Deferred amounts are paid to the participant in a lump sum or in equal annual installments over such period of years (not exceeding 10 years) as the participant elects at the time of deferral. If a participant dies, all deferred and previously unpaid amounts will be paid in a lump sum to the participant's beneficiary on the second day of the calendar year following the year of death. A participant's deferred amounts are adjusted for appreciation or depreciation in value based on hypothetical investments in one or more mutual funds or in shares of Bank of Hawaii Corporation common stock, as may be directed by the participant. The Company's obligations under the Directors' Deferred Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan. The assets of the trust are at all times subject to the claims of the Company's general creditors.
Director Stock Ownership Guidelines
The Board believes it is important to support an ownership culture for the Company's directors, employees and shareholders. To ensure that linkage to shareholders occurs among the fiduciaries of the Company each non-management director is required to own a minimum amount of five times his or her annual cash retainer in Bank of Hawaii Corporation common stock. Directors are given five years from first joining the Board to achieve guideline levels of ownership. Eight of the eleven non-management directors standing for re-election have satisfied the ownership guidelines. The three remaining directors are expected to satisfy the ownership guidelines within the required five-year period.

Director Compensation
The following table presents, for the year ended December 31, 2018, information on compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2018. Messrs. Ho and Lucien did not receive any additional compensation for services provided as directors.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
S. Haunani Apoliona	74,500	65,008	—	—	—	—	139,508
Mary G. F. Bitterman	122,188	65,008	—	—	—	—	187,196
Mark A. Burak	86,875	65,008	—	—	—	—	151,883
Michael J. Chun	13,750	—	—	—	—	—	13,750
Clinton R. Churchill	80,250	65,008	—	—	—	—	145,258
Robert Huret	86,875	65,008	—	—	—	—	151,883
Alicia E. Moy	78,313	65,008	—	—	—	—	143,321
Victor K. Nichols	80,375	65,008	—	—	—	—	145,383
Barbara J. Tanabe	85,938	65,008	—	—	—	—	150,946
Raymond P. Vara, Jr.	87,188	65,008	—	—	—	—	152,196
Robert W. Wo	88,938	65,008	—	—	—	—	153,946

(1)	Ms. Apoliona and Messrs. Huret, Nichols, and Wo elected to defer all of their respective fees earned in 2018. Ms. Tanabe elected to defer all of her committee retainer fees only.

(2)
The amounts in this column reflect the fair value of the restricted stock on the dates of grant. On April 27, 2018, the Company issued grants of 759 shares of restricted common stock to each of the non-management directors, each grant having an aggregate fair value of $65,008 based on the closing price of the Company's common stock of $85.65 on the date of the grant; 100% of the grant will vest on April 19, 2019. As of December 31, 2018, each director had the following number of restricted stock awards accumulated in their accounts (which excludes options exercised and held as common stock in their accounts): Ms. Apoliona, 2,559 shares; Dr. Bitterman, 759 shares; Mr. Burak, 759 shares; Mr. Churchill, 2,559 shares; Mr. Huret, 759 shares; Ms. Moy, 759 shares; Mr. Nichols, 759 shares; Ms. Tanabe, 759 shares; Mr. Vara, 759 shares; and Mr. Wo, 2,559 shares.

(3)	No option awards were granted in 2018. As of December 31, 2018, no director had outstanding options to purchase shares of the Company's common stock.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act provides shareholders the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.
As an advisory vote, this proposal is not binding upon the Company. However, the Human Resources & Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and considers the outcome of the vote when making future compensation decisions for its executive officers. The Company currently conducts annual advisory votes on executive compensation. The Company’s shareholders approved its executive compensation at the 2018 Annual Meeting of Shareholders.
As described in the Compensation Discussion and Analysis, the primary focus of the Company's executive compensation programs is to encourage and reward behavior that the Board believes will promote sustainable growth in shareholder value, and to promote gender pay equity. Our executive compensation programs are intended to balance risk and reward in relation to the Company’s overall business strategy and further align management’s interests with shareholders’ interests. The Company’s commitment to a performance culture is reflected in its strong financial performance in recent years. Accordingly, the Board of Directors recommends that shareholders approve the executive compensation programs by approving the following advisory resolution:
RESOLVED, that the shareholders of Bank of Hawaii Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Company’s 2019 proxy statement pursuant to the compensation disclosure rules of the SEC, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables, and the accompanying footnotes in this proxy statement.
The Board of Directors recommends a vote “FOR” the foregoing proposal.
HUMAN RESOURCES & COMPENSATION COMMITTEE REPORT
The Human Resources & Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations, NYSE listing requirements and the Governance Guidelines, sets and administers policies that govern the Company’s executive compensation programs, and various incentive and stock programs. As members of the Human Resources & Compensation Committee, we have reviewed and discussed the Compensation Discussion and Analysis to be included in the Company’s 2019 Proxy Statement with management and, based on these discussions, recommended to the Company’s Board (and the Board subsequently approved the recommendation) that the Compensation Discussion and Analysis be included in such Proxy Statement.
As submitted by the members of the Human Resources & Compensation Committee,
Robert W. Wo, Chairman
Mary G. F. Bitterman
Alicia E. Moy
Barbara J. Tanabe
Raymond P. Vara, Jr.

Note: As a newly-elected member of the Human Resources & Compensation Committee, Joshua D. Feldman abstained from voting on this report.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the compensation structure, process and implementation in 2018 for our Named Executive Officers (“NEOs”). The NEOs in 2018 were:

Peter S. Ho	Chairman of the Board of Directors, Chief Executive Officer, and President
Dean Y. Shigemura	Vice Chair, Chief Financial Officer
James C. Polk	Vice Chair, Consumer Lending and Deposit Product Group
Mark A. Rossi	Vice Chair, Chief Administrative Officer, General Counsel and Corporate Secretary
Mary E. Sellers	Vice Chair, Chief Risk Officer

CD&A TABLE OF CONTENTS

The CD&A is organized as follows:

Compensation-Related Highlights

•	2018 Compensation Program

◦	Short- and long-term incentive plans are 100% performance-based.

◦	The short-term incentive plan provides for 80% quantitative and 20% qualitative performance measures.

◦	The long-term incentive plan provides for a three-year performance period, with a 3-year cliff vesting period, for the 2018-2020 performance period.

◦	The short- and long-term incentive plan quantitative performance metrics are measured relative to the identified peer group performance and are not absolute.

•	Strong Operational Performance

◦
Return-on-Equity and Stock Price-to-Book Ratio are key measures of the Company’s financial health and are key performance metrics in the executive compensation program.  Return-on-Equity was 17.63% and Stock Price-to-Book Ratio was 2.25 as of December 31, 2018, both in the top quartile of peers.  Tier 1 Capital Ratio, also a key performance metric in the executive compensation program, was 13.19% as of September 30, 2018, far exceeding the minimum ratio necessary to be characterized as “well-capitalized.”

◦	History of consistent dividends, even through the financial crisis. The Company increased the dividend payable to shareholders commencing in the second and fourth quarters of 2018.

◦	Recognition For Excellence

▪	Again rated as Hawaii's Best Bank by the Honolulu Star Advertiser and Honolulu magazine, and continues to be recognized as one of the top regional banks in the nation.

▪	Deposits are rated Aa2 by Moody's Investor Services, making us one of the highest-rated financial institutions nationally and globally.

▪	Again named among Hawaii's "Best Places to Work" as ranked by Hawaii Business magazine, and the No. 1 "Most Family Friendly" and "Healthiest" large company in the state.

•	Continued Alignment of Executive Pay with Company Performance

◦
80% of CEO total compensation (salary, stock awards (long-term incentives), non-equity incentive plan compensation (short-term incentives), and all other compensation) is performance-based; 100% of short- and long-term incentives are performance-based.

◦	Short-term and long-term incentives are tied to rigorous performance metrics, 80% of short-term incentives and 100% of long-term incentives are based on quantitative and relative criteria.

◦	Significant share ownership requirements (5x base salary for CEO and 2x base salary for other NEOs).

•	Consistent Shareholder Engagement

◦
During 2018, we again reached out to major shareholders to solicit their input regarding the design, or any other aspects, of our compensation program. We received no suggestions for changing our approach to compensation, evidencing strong shareholder support for the program.

•	Say-on-Pay Results

◦	At the 2018 Annual Meeting, our say-on-pay proposal received support from 94% of votes cast.

Executive Summary

2018 Executive Compensation Program Design

Pay Elements	2018 Design Elements
Short-Term Incentive Plan 100% Performance-Based
•
80% quantitative performance metrics
◦
Three performance metrics set at challenging levels relative to peers* weighted as follows:
▪
Return-on-Equity (35%);
▪
Stock Price-to-Book Ratio (35%); and
▪
Tier 1 Capital Ratio (10%).
◦
To achieve full payout, top quartile performance in Return-on-Equity, Stock Price-to-Book Ratio and 50th and above percentile performance in Tier 1 Capital Ratio must occur
◦
To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting
•
20% qualitative performance metrics

Long-Term Incentive Plan 100% Performance-Based
•
Three-year plan
•
Three-year sustained performance period
•
Three-year cliff vesting
•
100% quantitative performance metrics
◦
Three performance metrics set at challenging levels relative to peers* weighted as follows:
▪
Return-on-Equity (45%);
▪
Stock Price-to-Book Ratio (45%); and
▪
Tier 1 Capital Ratio (10%).
•
To achieve full payout, top quartile performance in Return-on-Equity, Stock Price-to-Book Ratio and 50th and above percentile performance in Tier 1 Capital Ratio must occur.
•
To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting.

*S&P Supercomposite Regional Bank Index (excluding banks with assets > $50.0 billion) as of January 2, 2018

Weighting of Performance Metrics
(100% Performance-Based)

Compensation Policies and Practices
Our executive compensation and corporate governance programs are designed to closely link pay with operational performance and increases in long-term shareholder value while minimizing excessive risk taking. To help us accomplish these important objectives, we have adopted the following policies and practices over time:

Compensation Program Governance Summary
•	Robust shareholder engagement process
•	Demonstrated responsiveness to shareholder concerns and general feedback
•	Compensation program closely aligns pay with performance
•	Significant share ownership requirements (5x base salary for CEO, 2x for other NEOs)
•	Significant portion of compensation is variable and performance-based
•	No employment or severance agreements with NEOs
•	Anti-hedging and anti-pledging stock policies
•	Competitive benchmarking to ensure executive officer compensation is aligned to the market
•	Regularly conduct assessments to identify and mitigate risk in compensation programs
•	Formalized clawback policy
•	No tax gross-ups
•	Double-trigger change-in-control provisions
•	No excessive perquisites
•	No repricing of equity incentive awards
•	Independent compensation consultant
•	Independent committee

Business and Performance Overview
The Company is a full-service regional financial institution serving businesses, consumers, and governments, in Hawaii, American Samoa, and the West Pacific. Bank of Hawaii, our principal subsidiary, was founded in 1897.
For management reporting purposes we operate in four business segments: Retail Banking, Commercial Banking, Investment Services and Private Banking, and Treasury and Other. Retail Banking offers a broad range of financial products and services to consumers and small businesses. Loan and lease products include residential mortgage loans, home equity lines of credit, automobile loans and leases, personal lines of credit, installment loans, small business loans and leases, and credit cards. Deposit products include checking, savings, and time deposit accounts. Retail Banking also offers retail insurance products. Products and services from Retail Banking are delivered to customers through 69 branch locations and 385 ATMs throughout Hawaii and the Pacific Islands, e-Bankoh (on-line banking service), a 24-hour customer service center, and a mobile banking service.
Commercial Banking offers products including corporate banking, commercial real estate loans, commercial lease financing, auto dealer financing, and deposit products. Commercial lending and deposit products are offered to middle-market and large companies in Hawaii and the Pacific Islands. In addition, Commercial Banking offers deposit products to government entities in Hawaii. Commercial real estate mortgages focus on customers that include investors, developers, and builders predominantly domiciled in Hawaii. Commercial Banking also includes international banking and provides merchant services to its customers.
Investment Services and Private Banking includes private banking and international client banking, trust services, investment management, and institutional investment advisory services. A significant portion of this segment’s income is derived from fees, which are generally based on the market values of assets under management. The private banking and personal trust group assists individuals and families in building and preserving their wealth by providing investment, credit, and trust services to high-net-worth individuals. The investment management group manages portfolios utilizing a variety of investment products. Institutional client services offer investment advice to corporations, government entities, and foundations. This segment also provides a full service brokerage offering equities, mutual funds, life insurance, and annuity products.
We concluded 2018 with solid financial performance. During the year our loan balances reached $10.4 billion, an increase of 7% from 2017. Deposit growth also remained strong during the year, increasing to $15.0 billion, up 1% from 2017. Our asset quality remained stable and our capital and liquidity ratios remained quite strong. The Return-on-Equity for the year was 17.63% and our efficiency ratio was 56.71%.

Company Performance Highlights
The following briefly summarizes the Company’s recent stock price and financial performance:

Total Shareholder Return (TSR)
The Company delivered strong financial results in 2018 and increased the dividend twice. Earnings per share of $5.23 was an increase of 20.8% from 2017 and net income of $219.6 million was an increase of 18.9% from the previous year. Dividends per share in 2018 increased 14.7% compared with 2017.
2018 was an extremely volatile year for stocks and our one-year TSR was negative 19.2%. The average performance of the S&P Supercomposite Regional Bank Index and the S&P Supercomposite Bank Index (each excluding those banks with greater than $50.0 billion in assets) in 2018 were negative returns of 18.0% and 16.6%, respectively, and the average performance of the KBW Regional Bank Index was a negative return of 17.5%.
The Company’s three-year TSR of 15.9% was generally in line with the average performance of the KBW Regional Bank Index and below the average performance of the S&P Supercomposite Regional Bank Index and the S&P Supercomposite Bank Index (each excluding those banks with greater than $50.0 billion in assets).
On a longer-term basis, we generated a five-year return of 30.8% for our shareholders which exceeded the average performance of the KBW Regional Bank Index. However, on a relative basis, our five-year TSR lagged the average performance of the S&P Supercomposite Regional Bank Index and the S&P Supercomposite Bank Index (each excluding those banks with greater than $50.0 billion in assets) because the Company successfully navigated the financial crisis and, as such, did not experience the stock price volatility and steep stock declines that many other companies experienced during the period.

Key Performance Metrics

Deposit and Loan Growth

Strong Credit Risk Profile

Maintaining a Balanced Approach to Capital Return

•
Dividends: In 2018, the Company increased its quarterly dividend by $0.08 per share from $0.52 to $0.60 in the second quarter of 2018 and an additional $0.02 per share to $0.62 commencing in the fourth quarter of 2018.

•	Returning Value to Shareholders: The Company returned $92.0 million in capital to shareholders through share repurchases in 2018.

Detailed Discussion and Analysis
Executive Compensation Philosophy
At Bank of Hawaii, we believe that executive compensation should reflect strong alignment between pay, performance and shareholders' interests while maintaining a balanced approach to risk and reward. Compensation programs should reinforce support for our vision and be consistent with market compensation trends after taking into account the unique circumstances facing Bank of Hawaii in light of geographic, demographic, and economic conditions in the markets served by the Company. The Human Resources & Compensation Committee ("the Committee") believes that compensation should recognize short- and long-term performance by including both cash and equity components, and reflect gender equality and recognize individual performance.
The primary focus of the Company's executive compensation program is to encourage and reward performance that supports the Company's long-term business strategies and promotes sustainable growth in shareholder value. The Company believes that its goals are best supported by rewarding its NEOs for outstanding contributions to the Company's success, compensating those officers competitively with similarly situated executive officers, and providing its NEOs with equity to encourage and motivate them to focus on the Company's long-term growth and success.

The Committee is responsible for developing and implementing the executive compensation program. With the support of its independent compensation consultant, the Committee has designed and implemented an executive compensation program that is structured to:
◦Align executive compensation with shareholder value creation;
◦Encourage retention and growth opportunities for executives;
◦Compensate executives for measurable and meaningful levels of Company performance; and
◦Balance performance incentives while not encouraging excessive risk taking by executives.
Executive Compensation Philosophy Drives Performance
We believe that the Company’s performance on key measures is evidence that the Company’s pay for performance approach to compensation facilitates consistent strong performance and growth. The Company achieved record diluted earnings per share of $5.23 for the full year of 2018, up 21% from $4.33 in 2017. Net income for the year was $219.6 million, up $34.9 million or 19% from $184.7 million in the previous year. The return on average assets for the full year of 2018 was 1.29% compared with 1.10% in 2017. The return-on-equity for the full year of 2018 was 17.63% compared with 15.27% in 2017. The efficiency ratio for the full year of 2018 was 56.71% compared with 55.66% during the full year of 2017.
During 2018, loan balances continued to grow and reached $10.4 billion at December 31, 2018, up 7% from $9.8 billion at December 31, 2017. Total assets was $17.1 billion at December 31, 2018 and December 31, 2017, respectively. Deposit growth also remained strong during the year, increasing to $15.0 billion at December 31, 2018, up 1% from $14.9 billion at December 31, 2017. The Company’s overall asset quality continued to remain strong during 2018. Total non-performing assets were $12.9 million at December 31, 2018 compared with $16.1 million at December 31, 2017.
The Company continued to return value to its shareholders through dividends and share repurchases. In 2018, the Company increased its quarterly dividend in the second quarter of 2018 by $0.08 per share from $0.52 to $0.60. The Company further increased the quarterly dividend an additional $0.02 per share to $0.62 during the fourth quarter of 2018. The Company also continued its share repurchase program, purchasing 1,079,397 shares in 2018. From the beginning of the share repurchase program initiated during July 2001 through December 31, 2018, the Company has repurchased 55.3 million shares and returned over $2.1 billion to shareholders at an average cost of $39.14 per share. In the fourth quarter of 2018, the Company's Board of Directors increased the authorization under the share repurchase program by an additional $130.0 million. The actual amount and timing of future share repurchases, if any, will depend on market and economic conditions, regulations, applicable SEC rules, and various other factors. Total shareholders’ equity was $1.27 billion at December 31, 2018, up from $1.23 billion at December 31, 2017.
Executive Compensation Process
The Committee’s annual process for setting NEOs’s compensation begins in the fourth quarter of each year when the Company’s senior management team sets operating and financial goals for the coming year. Using data and analysis provided by an independent compensation consultant and considering senior management’s operating and financial goals, as well as the market environment, the Committee establishes compensation levels and challenging performance goals for the year.
The compensation program is designed and implemented as follows:

(1)
The Committee leads a robust process to set and measure challenging goals: Company performance objectives are subject to a robust goal-setting process in which the Committee considers business-driven bottom-up and corporate top-down budgets and market projections. In setting each NEO's total compensation, the Committee considers among other factors, Company performance, shareholder value creation, the competitive marketplace, and the awards given to NEOs in past years.

Commencing in February of each year, the Committee reviews the annual results of the Company compared to the business plan, and uses this review as the basis for the annual evaluation of the CEO. The Committee reviews the relative performance for the quantitative performance metrics. The CEO does not attend executive sessions of the Committee when his own compensation is being reviewed or determined. The Committee's evaluation is discussed with the full Board, excluding the CEO, and communicated to the CEO by the Lead Independent Director.

Based on similar factors and individual objectives, including an assessment of effective risk management, the CEO annually reviews the performance of each of the other NEOs. The conclusions and recommendations based on those reviews, including any recommendations for salary adjustments, annual awards and equity components, are presented to the Committee for consideration.
The Committee believes that retaining discretion to assess the qualitative performance of the CEO and other NEOs gives the Committee members the ability to more accurately reflect individual contributions that cannot be quantified.

(2)
Substantial ‘at risk’ and variable compensation: 80% of CEO and at least 65% of the other NEOs's, total compensation (salary, bonus, stock awards (long-term incentives), non-equity incentive plan compensation (short-term incentives), and all other compensation) is variable and impacted by pre-established Company performance metrics.

(3)
Alignment with shareholders: Each NEO is subject to robust stock ownership guidelines that require them to hold a significant number of company shares as long as they remain employed at the Company, with the CEO’s requirement at 5x base salary and other NEOs at 2x base salary.

Peer Group and the Market Check
Each year, the Committee identifies companies to include in a peer group for purposes of benchmarking executive compensation levels and practices. The Committee selects peer companies with the support of Veritas, an independent compensation consultant. For 2018, the Committee selected a bank peer group, consisting of regional banks that the company competes against for capital and talent. Companies selected for the peer groups are:
◦Possible sources of, or destinations for, talent.
◦Comparable in:
▪Size
▪Complexity and organizational structure; and
▪Compensation practices and structures.
◦In some cases, peers of our peer companies.

Peer Group Companies*
	Market Capitalization	Revenue	Total Assets	Employee Population (FTE)**
Bank Peers (dollars in millions)
Associated Banc-Corp	$3,310.7	$1,235.1	$33,647.9	4,699
BancorpSouth, Inc.	$2,605.5	$857.3	$18,001.5	4,445
Banner Corporation	$1,897.7	$515.0	$11,863.0	2,078
BOK Financial Corporation	$5,327.1	$1,601.7	$38,020.5	4,870
Cathay General Bancorp	$2,718.5	$596.9	$16,785.8	1,271
Chemical Financial Corporation	$2,615.6	$768.6	$21,498.3	3,067
Columbia Banking System, Inc.	$2,658.5	$566.8	$13,095.1	2,120
Commerce Bancshares Inc.	$6,287.5	$1,324.7	$25,463.8	4,795
Community Bank System Inc.	$2,984.2	$569.4	$10,608.4	2,668
East West Bancorp, Inc.	$6,310.1	$1,507.8	$41,042.4	3,150
First Hawaiian, Inc.	$3,036.0	$745.3	$20,695.7	2,155
First Midwest Bancorp Inc.	$2,107.4	$661.2	$15,505.6	2,152
Fulton Financial Corp	$2,726.0	$814.5	$20,682.2	3,623
Glacier Bancorp Inc.	$3,348.7	$552.3	$12,115.5	2,623
Hancock Whitney Corporation	$2,951.0	$1,134.0	$28,235.9	3,933
Home Bancshares, Inc.	$2,825.7	$663.8	$15,302.4	1,744
Intl Bancshares Corp	$2,275.7	$564.7	$11,845.5	2,994
Old National Bancorp	$2,696.9	$710.0	$19,728.4	2,892
Prosperity Bancshares Inc.	$4,351.0	$745.6	$22,693.4	3,036
Renasant Corporation	$1,772.0	$540.5	$12,934.9	2,102
Synovus Financial Corp.	$3,722.9	$1,428.5	$32,669.2	4,541
Texas Capital Bancshares Inc.	$2,563.8	$992.9	$28,257.8	1,564
Trustmark Corp	$1,907.3	$617.1	$13,286.5	2,856
UMB Financial Corp	$3,041.0	$1,012.1	$23,351.1	3,570
Umpqua Holdings Corp	$3,501.8	$1,218.1	$26,939.8	4,380
United Bankshares Inc.	$3,210.1	$717.4	$19,250.5	2,230
Valley National Bancorp	$2,943.6	$968.9	$31,863.1	2,842
Webster Financial Corp	$4,546.3	$1,189.2	$27,610.3	3,302
Western Alliance Bancorp	$4,180.3	$959.0	$23,109.5	1,787
Wintrust Financial Corp	$3,749.5	$1,320.5	$31,241.5	4,075
Average for Bank Peer Group	$3,272.4	$903.3	$22,244.9	3,052
Bank of Hawaii Corporation	$2,793.8	$655.3	$17,144.0	2,122
*Peer data provided by Veritas Executive Compensation Consultants as of December 31, 2018, or earlier, based on available data as of February 7, 2019.
**FTE represents Full-Time Equivalent Employees

After selecting the peer companies, the Committee does not target a specific relative level of compensation but considers the median levels (the 50th percentile) of the following when determining target pay: (1) base salaries, (2) total cash compensation, including annual incentives on both an actual and target basis, and (3) total direct compensation including long-term incentives at both actual and target levels. If NEO base salaries, total cash compensation, or target or actual incentive compensation result in above-median compensation, it is directly because of measurable Company and/or individual executive performance.
S&P Supercomposite Regional Bank Index
In addition to the bank peer group, the Company benchmarks key performance metrics and the compensation program against the companies included in the S&P Supercomposite Regional Bank Index, excluding those companies with assets in excess of $50.0 billion. The Committee believes that the S&P Supercomposite Regional Bank Index provides an appropriate group for comparison purposes because these are the companies with which the Company competes for capital and talent. The Committee concluded that the Company’s business mix and source of executive talent for the Company are well represented in the S&P Supercomposite Regional Bank Index.
Role of the Compensation Consultant
The Committee is responsible for retaining its compensation consultant and for determining the terms and conditions of that engagement, including fees to be paid to the consultant. The Committee determines whether the consultant's services are performed objectively and free from the influence of management. The Committee's independent compensation consultant is Veritas. The compensation consultant reports directly to the Committee, takes instructions solely from the Committee, and performs no other services for the Company. The Committee Chairman pre-approves all compensation consulting engagements, including the nature, scope and fees of assignments. In 2018, the Committee considered the factors delineated by the SEC in Rule 10C-1 and determined that Veritas was an independent compensation consultant and that the firm’s work did not raise a conflict of interest with the Company.
In 2018, Veritas helped to ensure that the Company's executive compensation practices were competitive, appropriately designed, and were aimed at linking executive compensation to the business and strategic objectives of the Company. Veritas also provided the Committee with market data and an analysis of competitive compensation for the NEOs.

Compensation and Risk Management
Compensation risks are assessed and managed in the context of the Company's business strategies. The Committee monitors the Company's financial and non-financial performance throughout the year as well as the Company's risk profile and risk management processes to ensure that the Company's compensation policies do not promote inappropriate conduct, or unnecessary or excessive risks that may threaten the value of the Company (see page 30 for greater detail). Several areas are reviewed by the Committee including, but not limited to, how risk management is built into incentive compensation for the Company's executive management, the specific risk profile for a community bank as it relates to loans and investment securities, the controlled and disciplined approach in the compensation structure of the Company, the implementation of new processes with regard to qualitative versus quantitative measures of management performance, and the refinement of best practices.
The Committee also believes that compensation should recognize short- and long-term performance and may include both cash and equity components. The composition of components may vary from year to year based on individual, market and other factors. The Committee does not adhere to a specific formula when determining the mix of pay elements, or the allocation between cash and non-cash compensation or among non-cash forms of pay.
Referring to the table in the following section, neither total compensation nor any element of cash and non-cash compensation is formally benchmarked against a peer group of companies, although the Committee uses the peer group data as a reference. In making compensation decisions, the Committee considers individual performance, experience in the position, breadth of duties, and pay parity among positions of comparable responsibility. The Committee also reviews market data to verify that compensation is competitive and within market ranges.

Elements of the Compensation Program
In order to ensure compensation is tightly linked to long-term shareholder value creation, the Board and the Committee have implemented an executive compensation program that seeks to balance short-term financial results with long-term value through sustainable business growth in our market. To that end, the compensation program uses a number of short- and long-term forms of executive compensation, each specifically structured to incentivize one or more aspects of Company performance the Committee believes are critical to driving long-term shareholder value.
Each NEO receives a balance of variable and fixed compensation. The following describes the various forms of compensation:

Pay Elements	Components	Rationale for Form of Compensation
Base Salary	Cash	• To attract and retain executive talent • To provide a fixed base of compensation generally aligned to peer group levels

Short-Term Incentive	Annual Cash Bonus
•    To drive the achievement of key business results on an annual basis
•    To recognize individual executives based on their specific and measurable contributions
•    To structure a meaningful amount of annual compensation as performance-based and not guaranteed

Long-Term Incentive	Performance Shares (Restricted Stock Grants)
•    To drive the sustainable achievement of key long-term business results
•    To directly align the interests of executives with shareholders
•    To structure a meaningful amount of long-term compensation as performance-based and not guaranteed

2018 Base Salary
Base salary is driven by each NEO's responsibilities. The Committee also considers competitive compensation data provided by Veritas. Base salaries are generally established in connection with recruiting or retaining qualified executive officers. The Committee reviews salary levels as part of the Company's annual performance review process, as well as upon promotion or other changes in job responsibility. Merit-based increases to salaries for executive officers other than the CEO are determined by the Committee and include the CEO's assessment of individual performance and his recommendation.
In recommending base salaries, the CEO considers, among other factors, the needs of the Company, internal pay parity among positions of comparable responsibility, and individual performance and contribution to the Company. The Committee also looks at market survey data to verify that salaries are competitive and within market ranges.
Based upon the foregoing, including peer group analysis, market data and recommendations by Veritas, the Committee approved, effective April 1, 2018 the following NEO base salaries:

Name	Base Salary Effective April 1, 2018 ($)
Peter S. Ho	800,000
Dean Y. Shigemura	375,000
James C. Polk	357,000
Mark A. Rossi	436,000
Mary E. Sellers	436,000

2018 Short-Term Incentive Compensation
The CEO and other NEOs participate in the Executive Incentive Plan (the "EIP"), the Company's short-term incentive plan for executives. The EIP is a 100% performance-based short-term incentive plan.
The EIP provides for a maximum incentive pool of 3% of the Company's net income before taxes for the fiscal year. At the beginning of the performance period, each participating executive is allocated a maximum percentage of the incentive pool. For 2018, the Committee allocated a maximum percentage of 30% to Mr. Ho and 12% to Ms. Sellers and Mr. Rossi and 8.5% to Messrs. Polk and Shigemura. The Company has set a target award of 100% of base salary for the CEO, with a threshold or minimum payout of 50% and maximum payout of 250% of target. To achieve any payout, top two quartile performance must occur with actual payout determined by performance and metric weighting. Company performance below the third quartile of the quantitative measures results in forfeiture of the entire weighted opportunity for each of the quantitative measures. Ms. Sellers and Messrs. Polk, Rossi and Shigemura have a target award of 80% of base salary. Their threshold or minimum payout is 50% of target and maximum payout is 200% of target. Similar to the CEO, to achieve any payout, top two quartile performance must occur with actual payout determined by performance and metric weighting.
The following chart compares the targeted goals of each quantitative performance metric with actual results:

The following table describes the Short-Term Incentive Plan's disciplined other short-term metrics and achievements of the CEO and NEOs for 2018:

2018 Disciplined Other Short-Term Metrics - 20% Weighting *
Strategic Initiatives	Community Presence/Reputation	Leadership Development/Succession
•
Employee engagement
◦
Hawaii Business magazine’s “Best Places to Work ” for large companies and #1 in “Most Family Friendly” and “Healthiest” categories
◦
Continued College Assistance Program which provides reimbursement for employees who are aspiring to earn their first bachelor's degree
◦
Continued to promote inclusiveness in the workplace with several programs including bank wide training
◦
Continued to modernize our workplace; renovated five floors, relocated 100+ employees to downtown locations and achieved cost savings through multi-floor renovations
•
Total loans and leases up 7%
◦
Commercial lending portfolio up 6%
◦
Consumer loans up 7%
•
Total deposits up 1%, primarily due to higher commercial and consumer core deposits
•
Overall asset quality remained strong
•
Efficiency ratio was 56.71%
•
"Branch of Tomorrow" - offers 21st-century banking experiences, with new technology to support greater convenience and personal interaction to better meet the immediate and future needs of customers. Successfully transformed two branches and elevated customer experience through meaningful interactions, digital education and in-branch choreography
•
Improved customer experience through digital banking solutions
◦
Online loan balances and online deposits were up approximately 73% and 11%, respectively
◦
Launched SimpliFi Mortgage that uses the latest software to allow borrowers to complete a digital application, upload documents, read disclosures, check its status 24/7 and more
•
Overall customer satisfaction has remained high with 69% of our customers very satisfied
•
Active management of capital and risk
◦
87% of earnings paid out in dividends declared or share buybacks
◦
Increased dividends twice in 2018
◦
Tier 1 leverage well over the regulatory well-capitalized minimum
•
Invested 9,500+ IT project hours to solidify BOH's information security and risk posture

•
CEO is director at Federal Reserve Bank of San Francisco - CEO completed his second term as a member of the Board of Directors of the Federal Reserve Bank of San Francisco
•
High levels of industry and press recognition:
◦
Ranked No. 1 in Hawaii in Forbes Magazine inaugural “Best-In-State Banks and Credit Unions”
◦
Earned five awards from Bank Director magazine
1
Best Board in the U.S.
2
No. 2 Best Bank (Western region)
3
No. 1 Best Corporate Citizen (Western region)
4
No. 1 Best Technology Strategy (Western region)
5
No. 2 Best Bank for Millennial Employees (Western region)
◦
Rated Aa2 by Moody’s Investor Services (one of the highest rated financial institutions nationally and globally)
◦
Rated as Hawaii’s “Best Bank” by Honolulu Star Advertiser , Honolulu magazine, and Hawaii Tribune-Herald
◦
Rated as “Best Bank” and “Best Mortgage” by The Garden Isle
◦
Ranked 4th among U.S. publicly traded financial institutions and 40th overall on Barron's® 100 Most Sustainable Companies
•
Significant charitable/community activity:
◦
Supported diversity and inclusion as a sponsor of the Honolulu Pride Parade & Festival, annual Honolulu Rainbow Film Festival and an equality-themed event at the Honolulu Museum of Art
◦
Earned Aloha United Way’s “Community Champion Award” for successfully running an employee giving campaign
◦
Employee Giving Programs raised more than $898,000 for local non-profits, an all-time high
◦
Employee Volunteer Program held 166 events and contributed more than 14,300 volunteer hours to our communities. Volunteer work continues to include activities to improve the environment
◦
Bank of Hawaii Foundation Scholarship Fund awarded 28 college scholarships totaling $98,000 to children and grandchildren of Bank of Hawaii employees

•
Succession planning model:
◦
Completed development of the framework and process for the refreshed succession planning model
◦
Completed assessments of senior leaders and their direct reports
•
Executive Transitions:
◦
88% of movement to executive and senior officer roles were internal promotions; 12% were strategic external hires to fill key business needs
•
Executive development assessment and business needs:
◦
Engaged in robust executive development and succession planning discussions, giving consideration to new or expanded assignments to enhance skills and augment business experiences
◦
One-third of executive and senior officers moved to expanded or new roles through job rotation, position modification and/or promotion
•
Skills, knowledge and leadership development:
◦
The number of training sessions offered in 2018 were at an all-time high. This included various topics in our Fostering Workplace Excellence program
◦
Branch of Tomorrow training and expanded learning for The Private Bank Team were key initiatives in 2018
•
Expanded Kupuna Series development sessions for executive and senior officers to include vendor partners as well as peer learning
•
Continued to invest in development, skill enhancement and self-improvement for employees through the Pathways to Professional Excellence program, Bank Associate program and paid student intern program

* 20% represents CEO weighting and performance. For all other NEOs, this represents 10% of their weighting with the remaining 10% based on accomplishment of their pre-determined individual management/business objectives.

In evaluating the CEO performance and resulting EIP payment, the Committee employed a weighted scoring system based upon achievement of the performance metrics referenced above. Eighty percent of the performance metrics are quantitative and were selected by the Committee as strong measures of management's ability to drive profitability (Return-on-Equity), enhance shareholder equity (Stock Price-to-Book Ratio) and efficiently and effectively manage capital and risk (Tier 1 Capital Ratio), resulting in both short- and long-term shareholder value. The Committee reviewed and discussed the CEO's performance against the EIP metrics and objectives, then determined the final EIP award based upon the results of the pre-determined quantitative metrics and the disciplined other short-term metrics. The Committee certified fourth (top) quartile performance for the Return-on-Equity (98.5 percentile), Stock Price-to-Book Ratio (94.1 percentile), and Tier 1 Capital Ratio (75.0 percentile) metrics. Assessing performance of the qualitative measures, the Committee reviewed and discussed in detail the CEO's individual contributions and rated his performance "OUTSTANDING" in the pre-determined areas of community presence, reputation, leadership development, succession planning and strategic initiatives.
In evaluating the other NEOs, the Committee considered the recommendations of the CEO, and reviewed and discussed the other NEOs performance against the EIP metrics and objectives, the other NEOs performance in their respective managerial spheres of influence, the individual contributions and achievements of the other NEOs. The Committee gauged the other NEOs individual performance and the Company performance against the established performance metrics and discussed the individual NEO sphere of influence achievements for each of the other NEOs.
Dean Y. Shigemura

Mr. Shigemura is Vice Chair and Chief Financial Officer.  He is a member of the Company’s Managing Committee and has overall responsibility for the Finance group.  The Finance group includes financial and regulatory reporting, tax reporting, accounting, accounts payable, corporate sourcing and procurement, financial planning and analytics, Treasury, and Investor Relations.
              The Committee discussed Mr. Shigemura's contributions in his area of responsibilities in 2018.  Mr. Shigemura demonstrated disciplined financial management within established corporate goals and expectations, while leading his team through transformational organizational changes and top financial performance metrics for the Company.  The Committee noted his significant contribution within the area of financial management including the establishment of a new company-wide pricing committee and leading the annual budget process.  In addition, Mr. Shigemura chaired the Asset/Liability Committee (“ALCO”), which oversees the balance sheet, capital and liquidity for the company, chaired the ALCO Pricing Committee which is responsible for loan, deposit, and fee pricing, oversaw the company’s stress testing activities, and participated in a number of regulatory exams.  In 2018, Mr. Shigemura implemented the new Tax Cuts and Jobs Act, led several initiatives that reduced non-interest expenses and maintained financial discipline that helped the company realize goals including Net Interest Margin expansion and increased dividends to shareholders while maintaining sound levels of capital and liquidity.

James C. Polk
                Mr. Polk is Vice Chair of the Consumer Lending and Deposit Product Group and is a member of the Company’s Managing Committee. Areas reporting to him include Residential Lending, Home Equity, Direct Installment and Indirect Lending. In addition, in the fourth quarter of 2018, his responsibilities were expanded to include Retail Deposits, Cash Management and Merchant Services.

The Committee discussed Mr. Polk’s contributions to the organization in 2018 including driving strong consumer loan growth and retaining leading market share positions in key products all while maintaining appropriate pricing and risk management controls. Additionally, Mr. Polk successfully led several key initiatives within his areas which focused on expense control and fee income enhancement. Significantly, Mr. Polk played a key leadership role in driving the bank’s e-commerce efforts forward with the development of SimpliFi Mortgage by Bank of Hawaii, an online mortgage application and customer portal. Successfully partnering across the organization, the effort required the implementation of new technology, the development of several new production and reporting processes, branding and marketing, as well as the implementation of the direct-to-consumer mortgage team. Within a short time of acquiring his new areas of responsibility, Mr. Polk also recruited new senior leadership to oversee Cash Management and facilitated the launch of important new merchant technology in order to further improve the businesses' competitive positioning.
Mark A. Rossi
Mr. Rossi serves as Chief Administrative Officer, General Counsel, Corporate Secretary and Vice Chair. He is a member of the Company's Managing Committee and serves as Chair of the Business Continuity Committee, leading the team through various exercises to ensure the Company is prepared for any business disruption. In 2018, Mr. Rossi's responsibilities included Legal, Corporate Communications, Government Relations, Corporate Security, Business Continuity, Corporate Insurance Services, Corporate Secretary, and Board corporate governance and related issues.
The Committee discussed Mr. Rossi's contributions in his area of responsibilities in 2018. Mr. Rossi demonstrated disciplined budget management within established budgets and forecasts, while guiding his team through top performance and service to the Company. The Committee noted his significant contribution in the area of corporate governance in proactively counseling the Board and Board appointed committees and ensuring that all Board and committee agendas and meeting materials were complete and distributed in a timely manner. In 2018, Mr. Rossi again led the corporate governance shareholder outreach team in preparation for the Company's annual shareholder meeting and ensured that all Board related public filings were accurate and timely prepared and filed. The Corporate Secretary Group which led the adoption of Board meeting technology initiative for all Board and committee meetings, has expanded the usage of the electronic platform across the enterprise in 2018 in alignment with the Company's sustainability goals and objectives.
Mary E. Sellers
              Ms. Sellers serves as Chief Risk Officer and Vice Chair.  In her role as Chief Risk Officer, she is responsible for overseeing the management of risk across the organization and is a member of the Company’s Managing Committee, as well as Chair of Risk Council, and the Commercial and Retail Credit Policy Committees.  Areas reporting to her include Commercial and Retail Credit Administration and Approval, Special Assets, Credit Policy and Training, Commercial and Retail Credit Analytics and Reporting, Collections, Enterprise Risk Management, Model Risk Management, Fiduciary Risk Management and Corporate Compliance.
                The Committee noted Ms. Sellers’ diverse and complex areas of responsibilities within the Company in critical areas that touch virtually all performance segments of the Company.  Specifically, the Committee discussed Ms. Sellers' exemplary performance in 2018 and her accomplishments and responsibilities which include ensuring that the Company has the appropriate integrated risk management framework and infrastructure to support its strategy and business operations while ensuring risk is managed in accordance with the Risk Appetite established by the Board of Directors.  Ms. Sellers successively led a number of risk management initiatives in 2018, including continued enhancement of analytics to support asset growth in both the Commercial and Consumer portfolios while ensuring underwriting and asset quality standards are maintained and aligned with the Company’s Risk Appetite.  Asset quality metrics remained strong; net charge-offs for the full year 2018 were 0.13% of total average loans and leases and non-performing assets as a percentage of total loans and leases and foreclosed real estate were 0.12% as of December 31, 2018.
                The Committee further discussed Ms. Sellers' success in leading the continued refinement of the Company’s risk management infrastructure to support the Company’s strategic initiatives while concurrently addressing emerging areas of risk focus.  This included participation in initiatives advancing the implementation of FASB's new accounting standard for Current Expected Credit Losses (CECL), the enhancement of the governance and oversight processes for conduct risk, and the introduction of new products, expanding delivery channels, and key operating processes.  Ms. Sellers also displayed strong leadership in the continued development of key staff members in the Risk group, while successfully retaining and recruiting additional staff for leadership roles as part of succession planning.

The Committee approved the CEO and the other NEO EIP awards as follows:

Name	Annual Base Salary as of 12/31/2018 ($)	Target Annual Incentive (%)	Final Incentive Payout (% of Annual Base Salary)	Final Incentive Award ($)
Peter S. Ho	800,000	100%	250%	2,000,000
Dean Y. Shigemura	375,000	80%	147%	550,000
James C. Polk	357,000	80%	140%	500,000
Mark A. Rossi	436,000	80%	138%	600,000
Mary E. Sellers	436,000	80%	138%	600,000

2018 Long-Term Incentive Compensation - Threshold, Target and Maximum Performance Levels
In setting the CEO's and other NEOs' long-term incentive compensation, the Committee considered, among other factors, Company performance, shareholder value creation, the competitive marketplace, the awards given in past years, peer group analysis and other market factors. In applying these factors, the Committee determined the number of performance shares to be awarded under the 2018-2020 long-term incentive plan to the CEO and other NEOs, as described in the Grants of Plan-Based Awards in 2018 table on page 64. The Company’s 2018-2020 long-term incentive plan is 100% performance-based and awarded in the form of performance shares with a three-year cliff vesting schedule. The plan requires achievement of a three-year sustained performance period with performance metrics and hurdles as follows:

2018 Design Elements
•
Three-year plan
•
Three-year sustained performance period
•
Three-year cliff vesting
•
100% quantitative performance metrics
◦
Three performance metrics set at challenging levels relative to peers* weighted as follows:
▪
Return-on-Equity (45%);
▪
Stock Price-to-Book Ratio (45%); and
▪
Tier 1 Capital Ratio (10%).
•
To achieve full payout, top quartile performance in Return-On-Equity and Stock Price-to-Book Ratio and 50th and above percentile performance in Tier 1 Capital Ratio must occur
•
To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting

*S&P Supercomposite Regional Bank Index (excluding banks with assets > $50.0 billion) as of January 2, 2018
As indicated above, performance shares awarded to the NEOs pursuant to the 2018 long-term incentive plan require a three-year (2018-2020) sustained performance period, with the three-year cliff vesting determined at the conclusion of the three-year performance period. The total vesting award is determined by the quartile performance achievement over the three-year performance period.
The Company has set a target award of 100% of the performance shares to be awarded under the 2018-2020 long-term incentive plan with a threshold or minimum award of 50% of target and maximum award of 100% of target. To achieve any performance share award, top two quartile performance must occur with the actual award determined by performance and metric weighting. Company performance below the third quartile of the quantitative performance measures results in forfeiture of the entire weighted opportunity for each of the performance measures. The period of restriction terminates based upon the level of achievement of the specified financial performance criteria, where the First Category Shares are conditioned upon “Return-on-Equity”, the Second Category Shares are conditioned upon “Stock Price-to-Book Ratio”, and the Third Category Shares are conditioned upon “Tier 1 Capital Ratio” (“Financial Performance Criteria”).  In this regard, the Period of Restriction terminates with respect to the “Applicable Vesting Percentage” of the First Category Shares and Second Category Shares, as the case may be, based upon the Company’s achievement of the respective Financial Performance Criteria in accordance with the following schedule:

Return-on-Equity and Stock Price-to-Book Ratio
Financial Performance Criteria -- Three Year Average Percentile Rank	Applicable Vesting Percentages
75th and Above (Maximum)	100%
62.5th - 74.9th	75%
50th - 62.49th	50%
Below 50th	0%

Further, the Period of Restriction terminates with respect to the “Applicable Vesting Percentage” of the Third Category Shares based upon the Company’s achievement of the respective Financial Performance Criteria in accordance with the following schedule:

Tier 1 Capital Ratio
Financial Performance Criteria -- Three Year Average Percentile Rank	Applicable Vesting Percentages
50th and Above (Maximum)	100%
Below 50th	0%
The terms “Return-on-Equity”, “Stock Price-to-Book Ratio”, and “Tier 1 Capital Ratio” (as defined by the Federal Reserve Bank) mean such terms as determined for the banks that comprise the S&P Supercomposite Regional Bank Index.  With respect to the given Financial Performance Criteria, the “Three Year Average Percentile” shall mean the Company’s percentile level on the S&P Supercomposite Regional Bank Index for the average of the numerical measures over the three years 2018, 2019, and 2020.  The Financial Performance Criteria shall be determined based on references to measures and percentiles for the peer group banks that comprise the January 2, 2018, S&P Supercomposite Regional Bank Index (with peer group banks determined by excluding banks with assets >$50B).
For 2018, the Committee certified fourth (top) quartile performance for the Return-on-Equity, Stock Price-to-Book Ratio and Tier 1 Capital Ratio metrics.

Benefits and Retirement Plans Sponsored by the Company
Executive officers are eligible to participate in health and insurance plans, retirement plans, and other benefits generally available to full-time employees. This is consistent with the Company’s belief in offering employees comprehensive health and retirement benefits that are competitive in our markets. The retirement programs assist employees in planning for their retirement income needs. Benefits under the qualified health and retirement plans are not directly tied to specific Company performance. Employees who meet service requirements are eligible to participate in the Company sponsored Retirement Savings Plan (“RSP”), a tax-qualified defined contribution pension plan. The Committee regularly reviews the value of benefits.
The Committee has adopted the Bank of Hawaii Corporation Executive Deferred Compensation Program (the “Deferred Compensation Program”), a program that offers senior management (including the NEOs) the ability to defer up to 80% of base salary and 100% of incentive amounts under the Executive Incentive Plan in order to allow executives to defer, along with the receipt of the compensation, the income tax liability on such payments (including any appreciation in value as a result of the deemed investment of such amounts) until receipt. This program allows participants to manage their cash flow and estate planning needs.
The Company also maintains the Bank of Hawaii Retirement Savings Excess Benefit Plan (the “Excess Benefit Plan”), a nonqualified supplemental retirement benefit plan that compensates participants for benefits that would otherwise be payable under the Company's Retirement Savings Plan but for certain Internal Revenue Code (“IRC”) limitations. The Committee believes that this plan is important to ensure equitability in retirement funding amounts between those that fall below and above the IRC limitations.
Gains from long-term incentive compensation are not included in the determination of nonqualified deferred compensation benefits.
Perquisites
The Company offers and provides perquisites to NEOs that the Committee believes are competitive, yet reasonable in attracting and retaining a strong executive team. The Committee believes perquisites should be limited in scope and value.

Change-in-Control and Severance Arrangements
The Committee believes that an essential component to protecting and enhancing the best interests of the Company and its shareholders is to provide for the protection of its executive team in the event of a change-in-control of the Company. Change-in-control benefits play an important role in attracting and retaining key executives. The payment of such benefits ensures a smooth transition in management following a change-in-control by giving an executive the incentive to remain with the Company through the transition period, and, in the event the executive's employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he or she is likely to be unemployed.
The Change-in-Control Retention Plan (the “Retention Plan”), provides benefits only in the event that a participant's employment is terminated by the Company without cause or by the participant for “good reason” within 24 months following a change-in-control. The Committee believes that this encourages executives to remain with the Company upon a change-in-control. The key provisions of the Retention Plan for NEOs, including the CEO and vice chairs, are:

•	Severance benefit - a “two times base salary and bonus” payment which is payable in the month following termination of employment.

•
Payment for non-competition - an additional “one times base salary and bonus” payment that is payable only if the executive complies with the 12-month non-competition restrictions specified under the Retention Plan.

•	In addition to non-competition restrictions, the Retention Plan imposes non-disclosure, non-solicitation and non-disparagement restrictions on participants.
Each of the NEOs participates in the Retention Plan. See the discussion under "Change-in-Control, Termination, and Other Arrangements" on page 68 for additional information.

No Excise Tax Gross-Ups
The Retention Plan does not permit the Company to pay any tax gross up payments to executives in connection with any payment or benefit under the Plan. In addition, the Retention Plan limits any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit.
Vesting of Equity Incentive Compensation on Change-in-Control (Double-Trigger)
The terms of the Company's 2014 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock, restricted stock units, and stock options upon the occurrence of a change-in-control of the Company (as defined in the Retention Plan, which requires, among other things, a double-trigger termination for vesting to occur). The Committee believes that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change-in-control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards. Similarly, the Executive Incentive Plan provides that incentive awards will, upon a change-in-control of the Company, be prorated as though the applicable performance period ended on the change-in-control date and will be calculated as an amount equal to two times a participant's incentive allocation for the prorated performance period.

Other Matters
Stock Ownership Requirements
The Committee believes that significant ownership of our common stock by our executives directly aligns their interest with those of our shareholders and also helps balance the incentives for risk-taking inherent in equity-based awards. Under the Company's executive stock ownership guidelines, the CEO must own Company common stock having a market value equal to at least five times base salary and vice chairs must own Company stock having a market value equal to at least two times base salary. Stock ownership includes the value of vested stock options, restricted stock, restricted stock units from qualified plans, and other stock held by the executive. The guidelines require the CEO to comply with the stock ownership levels within five years of the date hired or promoted to such position within the Company; for all other NEOs the attainment period is three years. As of December 31, 2018, all of the NEOs satisfied the stock ownership guidelines.

Officer	Stockholding Guideline (multiple of base salary)
Chairman and CEO	5x
Vice Chairs	2x
Clawback Policy
To the extent permitted by law, if the Committee determines that any bonus, incentive payment or equity-based compensation has been awarded or received by an executive officer and that such compensation was based on any financial results or operating metrics that were satisfied as a result of such officer’s fraudulent or intentional illegal conduct, as defined by applicable law, then the Committee shall recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances. In determining whether to recover such payment, the Committee shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Bank in any related proceeding or investigation. Further, following a restatement of the Bank’s financial statements, on the recommendation of the Audit & Risk Committee, the Committee shall cause the Bank to recover any compensation that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.
Anti-Hedging and Pledging Policies
The Company's Securities Trading Policy specifically prohibits directors and employees from hedging the risk associated with the ownership of Bank of Hawaii Corporation's common stock. The Policy also prohibits directors and employees from pledging transactions involving Bank of Hawaii Corporation common stock as collateral, including the use of a traditional margin account with a broker-dealer. No officers or directors are parties to transactions involving the hedging or pledging of Company stock.
Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any year to a company’s chief executive officer or other named executive officers. However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017 that have not since been materially modified) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m).  To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be awarded in a tax deductible manner and compensation payable to our executive officers may exceed the Section 162(m) deductible limit at times.  However, it is the intent of the Committee that executive compensation be deductible under the provisions of Section 162(m) to the fullest extent possible and consistent with overall corporate goals.  In 2018, $3,573,388 of compensation paid was not deductible by the Company under Section 162(m).

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid to or earned by our named executive officers for each of the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Peter S. Ho	2018	794,538	—	2,200,017	—	2,000,000	—	210,871	5,205,426
Chairman of the Board,	2017	780,000	—	1,800,048	—	1,900,000	2,162	204,291	4,686,501
Chief Executive Officer &	2016	780,000	—	2,096,576	—	1,950,000	1,260	200,019	5,027,855
President

Dean Y. Shigemura	2018	375,000	—	500,012	—	550,000	—	71,343	1,496,355
Vice Chair,	2017	321,923	25,769	500,042	—	525,000	—	50,935	1,423,669
Chief Financial Officer	2016	260,000	—	235,865	—	310,500	—	40,794	847,159

James C. Polk	2018	357,000	—	500,012	—	500,000	—	129,716	1,486,728
Vice Chair,	2017	357,000	—	375,010	—	424,000	—	79,452	1,235,462
Consumer Lending &	2016	346,000	15,892	392,980	—	350,000	—	72,276	1,177,148
Deposit Product Group

Mark A. Rossi	2018	436,000	—	400,026	—	600,000	—	91,990	1,528,016
Vice Chair, Chief	2017	436,000	345,000	400,067	—	550,000	—	118,600	1,849,667
Administrative Officer,	2016	436,000	—	550,223	—	697,600	—	83,911	1,767,734
General Counsel, &
Corporate Secretary

Mary E. Sellers	2018	436,000	—	550,004	—	600,000	—	77,109	1,663,113
Vice Chair,	2017	436,000	345,000	500,042	—	550,000	9,899	100,962	1,941,903
Chief Risk Officer	2016	436,000	—	550,223	—	697,600	5,392	67,970	1,757,185

(1)	Mr. Ho received no fees or compensation for his services on the Board of Directors. The Company pays on a bi-weekly basis.

(2)
For Ms. Sellers and Mr. Rossi, amounts reported in this line include special incentive payments made in 2017 pursuant to special incentive agreements entered in 2014. Amount reported in this line includes special payment for unused vacation paid in 2016 for Mr. Polk and 2017 for Mr. Shigemura.

(3)
This column represents the aggregate grant date fair value of restricted stock and restricted stock units granted to each of the NEOs in accordance with Accounting Standards Codification ("ASC") Topic 718, "Compensation - Stock Compensation." Restricted stock and restricted stock unit awards are valued at the closing price of the Company's common stock on the date of the grant.

(4)	All amounts reported under this column relate to awards earned under the Executive Incentive Plan, as described on page 50.

(5)
This column represents the annual change in the actuarial present value of accumulated benefits under the Employees’ Retirement Plan of Bank of Hawaii. Mr. Ho and Ms. Sellers are the only NEOs who are participants of this plan, which was frozen at the end of 1995. For 2018, the decrease in the value of the pension benefits from the prior measurement period is primarily due to the increase in the discount rates (from 3.90% to 4.41%). For Mr. Ho, the decrease in value is also due to the updates in interest rate and mortality assumptions associated with lump sum payments. The three PPA segment rates were updated from 2.20%, 3.57%, and 4.24% to 3.43%, 4.46%, and 4.88%, respectively. The mortality assumption was also updated to reflect the latest IRS release for 2019. For 2018, Mr. Ho's and Ms. Sellers' pension value declined by $998 and $3,787, respectively. For 2017, the increase in value of the pension benefits from the prior measurement period is primarily due to the decrease in discount rates (from 4.45% to 3.90%). For Mr. Ho, the increase in value is also due to the updates in interest rate and mortality assumptions associated with lump sum payments. The three PPA segment rates were updated from 1.79%, 3.80%, and 4.71% to 2.2%, 3.57%, and 4.24%, respectively. The mortality assumption was also updated to reflect the latest IRS release for 2018 which updates the underlying mortality tables from the RP-2000 using Scale AA to RP-2014 using Scale MP-2016. For 2016, the increase in value of the pension benefits from the prior measurement period is primarily due to the decrease in discount rates (from 4.70% to 4.45% for discount rate; from segment rates 1.76%, 4.15%, and 5.13% to segment rates 1.79%, 3.80% , and 4.71% for lump sum interest rates). For Mr. Ho, the value also increased slightly due to the update in the lump sum mortality table assumption (annual update from 2016-2017). For Ms. Sellers, the increase in the value was offset by the change in mortality projection scale assumption (from MMP-2007 to MMP-2016).

The Company has not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in this column.

(6)	The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

ALL OTHER COMPENSATION TABLE
The following table sets forth a breakdown of All Other Compensation paid to or earned by our NEOs for each of the fiscal years indicated.

Name	Year	Retirement Savings Plan 401(k) Matching Contribution ($)(1)	Value Sharing Funding ($)(2)	Excess Plan Value Sharing Funding ($)(3)	Retirement Savings Plan Company Fixed Contribution ($)(4)	Excess Plan Company Fixed Contribution ($)(5)	Executive Deferred Compensation Restoration Contribution ($) (6)	Other Compensation ($)(7)	Total All Other Compensation ($)
Peter S. Ho	2018	11,000	10,188	89,638	8,250	72,586	—	19,209	210,871
	2017	10,800	8,364	76,207	8,100	73,800	—	27,020	204,291
	2016	10,600	8,380	77,948	7,950	73,950	—	21,191	200,019

Dean Y. Shigemura	2018	11,000	10,188	10,705	8,250	8,668	22,532	—	71,343
	2017	10,800	8,364	7,116	8,100	6,892	9,663	—	50,935
	2016	10,600	8,380	4,142	7,950	3,930	5,792	—	40,794

James C. Polk	2018	11,000	10,188	17,024	8,250	13,786	6,536	62,932	129,716
	2017	10,800	8,364	14,795	8,100	14,327	2,093	20,973	79,452
	2016	10,600	8,380	14,030	7,950	13,310	198	17,808	72,276

Mark A. Rossi	2018	11,000	10,188	26,341	8,250	21,330	—	14,881	91,990
	2017	10,800	8,364	26,753	8,100	25,908	21,038	17,637	118,600
	2016	10,600	8,380	21,060	7,950	19,980	—	15,941	83,911

Mary E. Sellers	2018	11,000	10,188	20,811	8,250	16,853	10,007	—	77,109
	2017	10,800	8,364	24,805	8,100	24,021	24,872	—	100,962
	2016	10,600	8,380	21,060	7,950	19,980	—	—	67,970

(1)
This column represents the Company match of an individual’s salary deferral contributions to the RSP, a qualified defined contribution pension plan, subject to the Internal Revenue Code prescribed limit (which in 2018 was limited to $275,000 of eligible compensation), and is available to all eligible employees. The Company makes a matching contribution of $1.25 for each dollar of employee contribution up to 2% of eligible compensation, and a $0.50 matching contribution for every dollar of employee contribution above 2% and up to 5% of eligible compensation.

(2)
For 2018, the total profit-sharing funding, or “Value Sharing Funding,” equaled 3.70% of eligible compensation. The funding is allocated in the following manner and made available to all eligible employees: 1) a portion of the funding is allocated in cash, 2) to the extent permitted by IRS ($275,000 of eligible compensation in 2018) and RSP provisions, a portion is contributed to the RSP, and 3) any Value Sharing Funding on eligible compensation in excess of IRS limits are contributed to the Excess Benefit Plan (column 3). This column represents the sum of the cash portion and the portion contributed to the RSP. For 2018, the cash portion and the portion contributed to the RSP were $1,903 and $8,285 respectively, for each of the NEOs.

(3)
This column represents the Company's Value Sharing Funding based on 3.70% of eligible compensation in excess of the Internal Revenue Code prescribed limit ($275,000 of eligible compensation in 2018) that is contributed to the Excess Benefit Plan, and is available to all eligible employees.

(4)	The Company's Fixed Contribution to the RSP equaled 3.00% of eligible compensation, subject to the same Internal Revenue Code prescribed limits, and is available to all eligible employees.

(5)
The Company's Fixed Contribution to the RSP equaled 3.00% of eligible compensation. This column represents the Company's Fixed Contribution in excess of the Internal Revenue Code prescribed limits that is paid into the Excess Benefit Plan, and is available to all eligible employees.

(6)	In 2018, Messrs. Ho and Rossi were the only NEO who did not defer amounts under the Deferred Compensation Program. Refer to section "Nonqualified Deferred Compensation" for additional information.

(7)	For 2018, this column includes the value of perquisites for Messrs. Ho, Polk, and Rossi, which include club membership dues, car services, spouse travel, and home security for Mr. Ho.

NONQUALIFIED DEFERRED COMPENSATION
Executive Deferred Compensation Program
The Company’s Executive Deferred Compensation Program (the “Deferred Compensation Program”) is a nonqualified deferred compensation plan that allows senior management (including the named executive officers) to defer up to 80% of their base salary earned for a specified year through the Executive Base Salary Deferral Plan (the “Salary Deferral Plan”), and to defer up to 100% of incentive payments under the Executive Incentive Plan. In 2018, Messrs. Shigemura and Polk, and Ms. Sellers deferred amounts under the Deferred Compensation Program.
For each Plan Year beginning in 2012, with respect to the deferred amount, a Deferred Compensation Program participant who is eligible for the Company Fixed Contribution and discretionary Value Sharing Contribution under the Company’s qualified retirement plan, the Bank of Hawaii Retirement Savings Plan ("Retirement Savings Plan"), will receive an amount, referred to as "Restoration Contribution," equal to the sum of: (a) the "Fixed Contribution Percentage" as described in the Retirement Savings Plan for the immediately preceding Plan Year multiplied by the Elective Deferral Amount; plus (b) the "Value Sharing Allocation Percentage" as determined by the Company for purposes of the Retirement Savings Plan for the immediately preceding Plan Year multiplied by the Elective Deferral Amount.
A participant is always 100% vested in his or her deferred amounts. Deferred amounts under the Deferred Compensation Program are subject to adjustment for appreciation or depreciation in value based on hypothetical investments in one or more investment funds or vehicles permitted by the Committee and chosen by the participant. A participant’s deferred amounts are generally payable beginning on the earliest to occur of the following: (a) a specified time chosen by the participant, or if none, the date that is six months following a separation from service, (b) the participant’s death, (c) the participant’s disability or (d) an “unforeseeable emergency” (generally, a severe financial hardship resulting from the illness of the participant or his or her spouse or dependent, or other extraordinary and unforeseeable circumstances arising from events beyond the control of the participant). Distributions in the event of an unforeseeable emergency are subject to restrictions and are limited to an amount that is reasonably necessary to satisfy the emergency need. For distributions upon a separation from service or at a specified time chosen by a participant, the participant may choose to receive deferred amounts as a lump sum cash payment or in annual installments over a period not to exceed five years. The amount of each installment will be calculated using the “declining balance method," under which each installment payment is determined by dividing a participant’s aggregate unpaid balance by the remaining years in the payment period. For distributions resulting from all other events, payment will be made as a lump sum cash payment.
The Company's obligations with respect to deferred amounts under the Salary Deferral Plan and the Executive Incentive Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plans. The assets of the trust are at all times subject to the claims of the Company’s general creditors.
Retirement Savings Excess Benefit Plan
The Retirement Savings Excess Benefit Plan (the “Excess Benefit Plan”) is a nonqualified supplemental retirement benefits plan that compensates participants for the amount of benefits that would otherwise be payable under the Company’s Retirement Savings Plan but for limitations under Internal Revenue Code Sections 415 and 401(a)(17) as to the amount of annual contributions to, and annual benefits payable under, the Retirement Savings Plan. A participant’s accrued benefits under the Excess Benefit Plan are hypothetically invested in one or more funds permitted by the Plan and chosen by the participant, and are adjusted for appreciation or depreciation in value attributable to such hypothetical investments.
For an individual who became a participant in the Excess Benefit Plan after May 19, 2006, the plan provides that benefits are payable upon a separation from service according to a distribution schedule that is determined by reference to the total amount accrued for the individual under the plan. A participant with:

•	$100,000 or less in deferred amounts will receive a lump sum payment six months after separation from service;

•	more than $100,000 but no more than $300,000 in deferred amounts will receive distributions in two installments;

•	more than $300,000 but no more than $500,000 in deferred amounts will receive distributions in three installments; and

•	more than $500,000 in deferred amounts will receive distributions in five installments.

In each case, the first installment will be paid on the first day of the seventh month following separation from service and subsequent installments will be paid in each subsequent January. An individual who first became a participant in the Excess Benefit Plan on or prior to May 19, 2006 will receive benefits upon the participant’s separation from service and may have elected to be paid as follows: (a) according to the distribution schedule applicable to individuals who become participants after May 19, 2006, (b) in a lump sum on the first day of the seventh month following separation from service, or (c) in annual installments (not to exceed five) commencing on the first day of the seventh month following separation from service or commencing on an anniversary of the participant’s separation from service (not later than the fifth anniversary). The amount of each installment will be calculated using the declining balance method. If a participant dies prior to the full distribution of his or her deferred amounts, any unpaid amounts remaining will be distributed in a lump sum to the participant's beneficiary.
The Company’s obligations under the Excess Benefit Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan. The assets of the trust are at all times subject to the claims of the Company’s general creditors.
Set forth below is information regarding the amounts deferred by or for the benefit of the named executive officers in 2018.
NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2018

Name	Executive Contributions In Last Fiscal Year ($)(1)	Registrant Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Peter S. Ho	—	162,224	(52,927)	—	1,120,565
Dean Y. Shigemura	431,058	41,905	(322,454)	—	1,778,144
James C. Polk	97,489	37,346	(18,275)	—	380,727
Mark A. Rossi	—	47,671	(94,383)	—	779,149
Mary E. Sellers	149,246	47,671	(101,055)	—	1,127,170

(1)
During 2018, Messrs. Shigemura and Polk, and Ms. Sellers deferred $73,558, $97,489, and $149,246, respectively, under the Base Salary Deferral Plan. Mr. Shigemura also deferred $357,500 under the Executive Incentive Plan. The table below shows the Vanguard funds deemed available for selection by participants under the Deferred Compensation Program and their annual rate of return for the calendar year ended December 31, 2018, as reported by the administrator of the Deferred Compensation Program.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
500 Index Fund Inv	(4.52)%	Target Retirement 2030	(5.86)%
Emerging Mkts Stk Idx Inv	(14.71)%	Target Retirement 2035	(6.58)%
Explorer Fund Investor	(2.50)%	Target Retirement 2040	(7.32)%
Federal Money Mkt Fund	1.78%	Target Retirement 2045	(7.90)%
High-Yield Corp Fund Inv	(2.96)%	Target Retirement 2050	(7.90)%
International Growth Inv	(12.69)%	Target Retirement 2055	(7.89)%
Mid-Cap Growth Fund	(3.29)%	Target Retirement 2060	(7.90)%
Mid-Cap Index Fund Inv	(9.34)%	Target Retirement 2065	(7.95)%
Selected Value Fund	(19.73)%	Target Retirement Income	(1.99)%
Short-Term Federal Inv	1.26%	Total Bond Mkt Index Inv	(0.13)%
Small-Cap Index Fund Inv	(9.43)%	U.S. Growth Fund Investor	0.62%
Target Retirement 2015	(2.97)%	Wellington Fund Inv	(3.42)%
Target Retirement 2020	(4.24)%	Windsor Fund Investor	(12.46)%
Target Retirement 2025	(5.15)%

(2)
These amounts represent Excess Benefit Plan and Restoration contributions by the Company for fiscal year 2018 which were paid in 2019 and accordingly are not included in the Aggregate Balance at Last Fiscal Year-End column. See columns 3, 5, and 6 of the “All Other Compensation Table” for additional details.

(3)
A portion of each amount listed in this column has been reported in the "Summary Compensation Table" in current and prior years' proxy statements for the years in which the named executive officer appeared in these proxy statements. The amounts reported are as follows: Mr. Ho, $977,885; Mr. Shigemura, $751,858; Mr. Polk, $97,489; Mr. Rossi, $657,759; and Ms. Sellers, $968,389.

GRANTS OF PLAN-BASED AWARDS IN 2018
The following table summarizes the equity-based awards granted in 2018 to the named executive officers in the Summary Compensation Table.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter S. Ho	(2)	RSG	2/23/18	—	—	—	—	26,272	26,272	—	—	—	2,200,017
Dean Y. Shigemura	(2)	RSG	2/23/18	—	—	—	—	5,971	5,971	—	—	—	500,012
James C. Polk	(2)	RSG	2/23/18	—	—	—	—	5,971	5,971	—	—	—	500,012
Mark A. Rossi	(2)	RSG	2/23/18	—	—	—	—	4,777	4,777	—	—	—	400,026
Mary E. Sellers	(2)	RSG	2/23/18	—	—	—	—	6,568	6,568	—	—	—	550,004

(1)	Type of Award: RSG - Performance-Based Restricted Stock Grant

(2)
Performance-based restricted stock was granted, of which 45% are First Category Shares, 45% are Second Category Shares and 10% are Third Category Shares, which vests once the Committee has certified the Three Year Average Percentiles for each of the performance metrics, provided service and performance criteria are met. Vesting is conditioned upon the Company’s three year (for the years 2018, 2019, and 2020) average percentile ranking in the S&P Supercomposite Regional Bank Index (less banks with assets greater than $50 billion) and the grantee must remain an employee of the Company through the vesting date. The S&P Supercomposite Regional Bank Index was determined as of January 2, 2018. The First Category Shares will vest 100% if the three year average percentile ranking for Return-on-Equity is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile. The Second Category Shares will vest 100% if the three year average percentile ranking for Stock Price-to-Book Ratio is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile. The Third Category Shares will vest 100% if the three year average percentile ranking for Tier 1 Capital Ratio is in the 50th percentile and above of the S&P Supercomposite Regional Bank Index, shares will forfeit if the Company’s ranking is below the 50th percentile.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table presents a summary of unexercised stock options and restricted stock and unit awards held as of December 31, 2018 by the named executive officers in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Peter S. Ho	23,333	—	—	42.22	11/18/21	—	—	16,400	(1)	1,104,048
	23,333	—	—	47.72	1/20/22			16,400	(2)	1,104,048
								21,192	(3)	1,426,645
								26,272	(4)	1,768,631
Dean Y. Shigemura	11,666	—	—	42.22	11/18/21	—	—	1,845	(1)	124,205
	11,667	—	—	47.72	1/20/22			1,845	(2)	124,205
								5,887	(3)	396,313
								5,971	(4)	401,968
James C. Polk	—	—	—	—	—	—	—	3,074	(1)	206,942
								3,074	(2)	206,942
								4,415	(3)	297,218
								5,971	(4)	401,968
Mark A. Rossi	—	—	—	—	—	—	—	4,304	(1)	289,745
								4,304	(2)	289,745
								4,710	(3)	317,077
								4,777	(4)	321,588
Mary E. Sellers	15,000	—	—	42.22	11/18/21	—	—	4,304	(1)	289,745
	15,000	—	—	47.72	1/20/22			4,304	(2)	289,745
								5,887	(3)	396,313
								6,568	(4)	442,158

(1)	These are performance-based restricted stock in which the performance targets were achieved and vested on March 1, 2019.

(2)	These are performance-based restricted stock units in which the performance targets were achieved and vested on March 1, 2019 and were cash-settled.

(3)	These are performance-based restricted stock with a vest date of March 1, 2020.

(4)	These are performance-based restricted stock with a vest date of March 1, 2021.

(5)	The amounts in these columns are based on the closing stock price of the Company's common stock on December 31, 2018 of $67.32.

OPTION EXERCISES AND STOCK VESTED IN 2018

The following table includes values realized for stock options exercised, the vesting of restricted stock, and the payouts on performance-based restricted stock units in 2018. For further information on the vesting criteria for these restricted stock awards see the table “Outstanding Equity Awards At Fiscal Year-End.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Peter S. Ho	—	—	55,088	4,546,212
Dean Y. Shigemura	—	—	4,548	373,527
James C. Polk	—	—	4,548	373,527
Mark A. Rossi	—	—	10,350	851,977
Mary E. Sellers	—	—	10,350	851,977

(1)
Value determined by subtracting the exercise price per share from the market value per share of the Company's common stock on the date of exercise and multiplying the difference by the number of shares acquired on exercise.

(2)	Includes restricted stock units that were cash-settled.

(3)
Value determined by multiplying the number of vested shares by the closing market price per share of the Company's common stock on the vesting date or on the next business day in the event the vesting date was not on a business day.

EQUITY COMPENSATION PLAN INFORMATION
The following table contains information with respect to all of the Company’s compensation plans (including individual compensation arrangements) under which securities are authorized for issuance as of December 31, 2018.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)(A)	Weighted average exercise price of outstanding options, warrants and rights ($)(B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A)) (#)(C)
Equity compensation plans approved by security holders	267,221	45.27	1,781,560

PENSION BENEFITS
The Employees’ Retirement Plan of Bank of Hawaii (the “Retirement Plan”) provides retirement benefits for eligible employees based on the employee’s years of service and average annual salary during the 60 consecutive months resulting in the highest average salary (excluding overtime, incentive plan payouts, and discretionary cash awards). The Retirement Plan was frozen as of December 31, 1995, except that for the five-year period commencing January 1, 1996, benefits for certain eligible participants were increased in proportion to the increase in the participant’s average annual salary. As of December 31, 2000, the benefits under the Retirement Plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary. Mr. Ho and Ms. Sellers are the only named executive officers who are participants in the Retirement Plan. A summary of their benefits are listed below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Peter S. Ho	Employees’ Retirement Plan of Bank of Hawaii	2	13,103	—
Mary E. Sellers	Employees’ Retirement Plan of Bank of Hawaii	7	92,689	—

CHANGE-IN-CONTROL, TERMINATION, AND OTHER ARRANGEMENTS
Bank of Hawaii’s Change-in-Control Retention Plan (the “Retention Plan”) provides a participant with benefits in the event of a change-in-control of the Company. The Retention Plan includes a "Double-Trigger" payout requirement; there must be a change-in-control of the Company and, a termination of the participant’s employment with the Company either by the Company without cause or by the participant for “good reason” in each case within 24 months following the change-in-control. All of the current named executive officers are participants in the Retention Plan. Two levels of benefits are payable to participants in the Retention Plan, with executives holding the position of Vice Chair or above being eligible for the higher tier of benefits. Messrs. Ho, Shigemura, Polk, Rossi, and Ms. Sellers are eligible for the higher tier of benefits (described in the table below). In consideration of the benefits payable under the Retention Plan, participants are, for 12 months following termination of employment, subject to non-disclosure, non-competition (generally with respect to any other financial institution doing business in Hawaii), non-solicitation of business and employees, and non-disparagement restrictions.
The Retention Plan limits any payment or benefit under the Plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit, and prohibits the payment under the Plan of any tax gross up payments to executives in connection with any payment or benefit under the Plan.
Under the Retention Plan, a “change-in-control” will be deemed to have occurred if:

•	any person or group becomes the beneficial owner of 25% or more of the combined voting power of the Company’s securities that are entitled to vote for the election of directors;

•
a reorganization, merger or consolidation of the Company or the sale of substantially all of its assets occurs (excluding a transaction in which beneficial owners of the Company immediately prior to the transaction continue to own more than 60% of the total outstanding stock of the resulting entity and of the combined voting power of the entity’s securities that are entitled to vote for the election of directors); or

•
individuals who constituted the Board of Directors as of April 30, 2004 cease to constitute a majority of the Board, including as a result of actual or threatened election contests or through consents by or on behalf of a party other than the Board (but disregarding directors whose nomination or election was approved by at least a majority of the directors as of April 30, 2004 or other directors approved by them).

A participant is deemed to have “good reason” if one or more of the following occur after a change-in-control without the participant’s written consent:

•	a material reduction in the participant’s base salary, authority, duties or responsibilities, or in the budget over which the participant has authority;

•	a material reduction in the authority, duties or responsibilities of the participant’s supervisor;

•
the participant is required to relocate to a different Hawaiian Island for employment or to a place more than 50 miles from the participant’s base of employment immediately prior to the change-in-control; or

•	any other action or inaction that constitutes a material breach by the Company of the Retention Plan or the participant’s employment agreement.
The terms of the Company's 2014 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock, restricted stock units, and stock options upon the occurrence of a change-in-control of the Company. We believe that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change-in-control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards. All restricted stock, restricted stock units and stock option agreements which, by their terms, provide for acceleration of vesting in the event of a change-in-control, require a “Double-Trigger” for acceleration to occur, as provided in the Retention Plan. The Executive Incentive Plan provides that incentive awards will, upon a change-in-control of the Company, be prorated as though the applicable performance period ended on the change-in-control date, and will be calculated as an amount equal to two times a participant’s incentive allocation for the prorated performance period.

The table below sets forth the benefits that would have been payable to each of the named executive officers had a qualifying termination occurred under the terms of the Retention Plan or plans with change-in-control provisions on December 31, 2018.

Name	Base Salary and Bonus Payment ($)(1)(8)	Executive Incentive Plan Payment ($) (2)(8)	Health Benefits ($)(3)	Outplacement ($)(4)	Relocation Payment ($)(5)	Acceleration of Restricted Stock ($)(6)(8)	Non- competition Payment ($)(7)	Total ($)
Peter S. Ho	3,200,000	1,600,000	63,852	25,368	150,000	5,403,372	1,600,000	12,042,592
Dean Y. Shigemura	1,350,000	600,000	61,318	25,368	150,000	446,682	675,000	3,308,368
James C. Polk	1,285,200	571,200	41,679	25,368	150,000	1,113,069	642,600	3,829,116
Mark A. Rossi	1,569,600	697,600	42,555	25,368	150,000	1,218,155	784,800	4,488,078
Mary E. Sellers	1,569,600	697,600	21,267	25,368	150,000	1,417,961	784,800	4,666,596

(1)
Under the Retention Plan, participants who hold the position of Vice Chair or above would be entitled to the sum of (a) two times the participant’s highest annual base salary in the three fiscal years preceding termination of employment (the “Highest Base Salary”), and (b) two times the product of the participant’s annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant’s Highest Base Salary. Amounts would be payable in a lump sum in the month following termination unless the participant is a “key employee” as defined in Treasury Regulation Section 416(i)(1)(A)(i), (ii) or (iii), in which case amounts would be payable in a lump sum on the first day of the seventh month following termination.

(2)
The Executive Incentive Plan provides that upon a change-in-control of the Company, a participant who would otherwise be entitled to a final award for a performance period ending after the date of the change-in-control will be entitled to an amount equal to two times the participant’s annual bonus target percentage under the plan (calculated based on the participant’s annualized salary), prorated to the number of months elapsed in the applicable performance period. The final award would be paid within ten days after the end of the shortened performance period.

(3)
In lieu of Company-paid health benefits, Retention Plan participants who hold the position of Vice Chair or above would be entitled to an amount equal to three times the cost of annual COBRA premiums for the medical, dental and vision plan coverage that was provided to the participant immediately prior to termination (or coverage provided to employees generally if the participant was not covered by the Company’s health plans prior to termination). Amounts would be payable in a lump sum as described in (1) above.

(4)
Under the Retention Plan, participants who hold the position of Vice Chair or above would be entitled to reimbursement for outplacement expenses not to exceed $20,000 (adjusted for inflation after 2007).

(5)
For participants who hold the position of Vice Chair or above, the Retention Plan provides for reimbursement of reasonable moving expenses incurred by the participant within 24 months following a qualifying termination (to the extent not reimbursed by another employer). The maximum reimbursement for real estate transaction expenses shall not exceed $100,000 and the maximum reimbursement for all other reasonable moving expenses shall not exceed $50,000.

(6)
Under the 2014 Stock and Incentive Plan, a change-in-control would accelerate the lapsing of restrictions applicable to any restricted stock, restricted stock units, and stock options granted under such plan. All restricted stock, restricted stock units and stock option agreements which, by their terms, provide for acceleration of vesting in the event of a change-in-control, require a “Double-Trigger” for acceleration to occur, as provided in the Retention Plan.

(7)
Under the Retention Plan, a participant who holds the position of Vice Chair or above is eligible to receive an amount equal to the sum of (a) one times the participant’s Highest Base Salary, and (b) the product of the participant’s annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant’s Highest Base Salary, provided that the participant refrains from competing against the Company (generally with respect to any other financial institution doing business in Hawaii) and also complies with the non-solicitation, non-disclosures and non-disparagement provisions of the plan for twelve months following the date of termination. The payment described in this section would be paid in a lump sum in the thirteenth month following termination.

(8)
In 2009, the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit. Under the terms of the Retention Plan, if it is determined that any payment or benefit would be subject to Excise Tax, then the benefit payments will be reduced first from equity compensation and then from salary and bonus to the extent that the value of the reduced benefit payments will not be subject to any Excise Tax.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information:

For 2018:

•	The median of the annual total compensation of all employees of our company (other than our CEO), was $56,305; and

•	The annual total compensation of Mr. Ho, our Chairman, President, and Chief Executive Officer was $5,205,426.

Based on this information, the ratio for 2018 of the annual total compensation of our Chairman, President, and Chief Executive Officer to the median of the annual total compensation of all employees is 92 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•
As of October 12, 2018, our U.S. employee population consisted of approximately 2,140 employees, including any full-time, part-time, temporary, or seasonal employees employed on that date. This date was selected because it aligned with a payroll cycle and allowed us to identify employees in a reasonably efficient manner. As permitted by SEC rules, we excluded approximately 14 employees located in Palau, which accounted for less than 1% of our total U.S. and non-U.S. employee population of approximately 2,154.

•
To find the median of the annual total compensation of our employees (other than our CEO), we used total earnings as reported to the Internal Revenue Service on Form W-2 plus nontaxable earnings from our payroll records for fiscal 2018. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on October 12, 2018, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $56,305.

•
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table, which is also in accordance with the requirements of Item 402(c)(2)(x).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company to disclose late filings of reports of ownership (and changes in stock ownership) of Bank of Hawaii Corporation common stock by its directors and certain officers. To our knowledge, based on review of the copies of such reports received by the Company and the written representations of its directors and officers, the Company believes that all of its directors and officers complied timely with those filing requirements for 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company has written ethics and business conduct policies and procedures to monitor and approve related party transactions, including procedures related to any loans the Company makes to executive officers and directors. The Company also conducts ethics training for its officers and directors. In accordance with applicable NYSE listing standards, each related party transaction is reviewed and evaluated by an appropriate group, generally the Audit & Risk Committee, to determine whether a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued. The Company also has adopted a written Code of Business Conduct and Ethics (the “Code”) for all directors, officers and employees to address, among other topics, possible conflicts of interest, corporate opportunities, compliance responsibilities, and reporting and accountability. The Code stresses personal accountability. Directors, officers, or employees who become aware of conflicts of interest or are concerned that a conflict might develop are required to disclose the matter promptly.
In accordance with the applicable NYSE listing standards and the Code, any material transactions or relationships involving a director or executive officer that could reasonably be expected to give rise to a conflict of interest must be approved or ratified by the Audit & Risk Committee and a list of those approvals and ratifications must be submitted semi-annually to the Board of Directors. The Audit & Risk Committee approves or ratifies material transactions or relationships involving a director or executive officer based on the facts and circumstances of each case. In addition to self-reporting, information about potential conflicts of interest is obtained as part of the annual questionnaire process. In response to the annual Directors’ and Officers’ Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed related party transactions. These transactions are presented to the Audit & Risk Committee for review and approval or ratification.
The Company and its subsidiaries are also subject to extensive federal regulations regarding certain transactions, including banking regulations relating to the extension of credit by subsidiary banks to insiders, such as executive officers and directors, as well as entities in which these individuals have specified control positions.
During 2018, the Company and its banking and investment subsidiaries engaged in transactions in the ordinary course of business with one or more of the Company’s directors and executive officers, members of their immediate families, corporations and organizations of which one or more of them was a beneficial owner of 10% or more of a class of equity securities, certain of their associates and affiliates, and certain trusts and estates of which one or more of them was a trustee or beneficiary. All loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.
Occasionally, we may have employees who are related to our executive officers, directors or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees. The son of director Clinton R. Churchill was hired by Bank of Hawaii in September 2017 in a non-Executive Officer position and received total compensation in 2018 of approximately $285,000. The compensation and other terms of employment of Mr. Churchill's son are determined on a basis consistent with the Company's human resources policies.
Mr. Victor K. Nichols, a current director and director nominee, was the Chief Executive Officer of Harland Clarke Holdings Corp., from January 1, 2017 to December 31, 2018.  Effective January 1, 2019, Mr. Nichols became the Chairman of Harland Clarke Holdings Corp., a diverse holding company that provides a wide range of products and services to multiple industries, including financial institutions.  The Company has engaged in transactions with a subsidiary of Harland Clarke Holdings Corp., namely Harland Clarke Corp., which provides payment solutions to financial institutions. The Company has been doing business with Harland Clarke Corp. for over 20 years and prior to Mr. Nichols' appointment.  In 2018, the Company made payments to Harland Clarke Corp. of approximately $377,087. The above-mentioned transactions were made in the ordinary course of business and made on terms and conditions comparable to contracts with other vendors not related to the Company.

PROPOSAL 3: RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR
The Audit & Risk Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019. The Board recommends that the shareholders ratify this appointment. Ernst & Young LLP has been the Company’s independent registered public accounting firm since its incorporation in 1971. We expect representatives of Ernst & Young LLP to attend the annual meeting. Ernst & Young LLP has indicated that they will have no statement to make but will be available to respond to questions. If this Proposal does not pass, the appointment of the independent registered public accounting firm will be reconsidered by the Audit & Risk Committee.
The Board of Directors recommends a vote “FOR” the foregoing proposal.

ERNST & YOUNG LLP FEES

Ernst & Young LLP’s fees for professional services rendered for 2018 and 2017 were as follows:

Service	2018	2017
Audit Fees	$1,613,923	$1,482,331
Audit-Related Fees	240,200	235,250
Tax Fees	20,400	20,400
Total	$1,874,523	$1,737,981

Audit Fees
The audit fees represent audit fees and administrative expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting. Audit fees also represent fees for professional services rendered for statutory and subsidiary audits.
Audit-Related Fees
The audit-related fees represent fees for employee benefit plan audits, services with respect to Statement on Standards for Attestation Engagements No. 18 related to the Company’s trust operations and mortgage compliance, and other attestation reports.
Tax Fees
The tax fees represent fees for tax advisory and compliance services.

AUDIT & RISK COMMITTEE REPORT
As members of the Audit & Risk Committee, we review the Company’s financial reporting process on behalf of the Board of Directors. The Audit & Risk Committee Charter, which outlines the committee's responsibilities, is available on the Company's website at www.boh.com. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent registered public accounting firm. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.
The independent registered public accounting firm reports to us. We have sole authority to appoint and to terminate the engagement of the independent registered public accounting firm. As a matter of best practice, we submit the appointment of the independent registered public accounting firm to shareholders for ratification.
We have discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board's (“PCAOB”) Accounting Standard No. 1301, "Communications with Audit Committees," including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, we determined, among other things, that the audit and non-audit services provided by Ernst & Young LLP were compatible with its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit & Risk Committee has adopted policies to avoid compromising the independence of the independent registered public accounting firm, such as prior committee approval of audit, non-audit, tax, and all other services, and required audit partner rotation.
We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002. We met with our internal auditors and independent registered public accounting firm, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. We also periodically met in executive session.
In reliance on the reviews and discussions referred to above, as members of the Audit & Risk Committee, we recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission. We have also appointed the Company’s independent registered public accounting firm, subject to shareholder ratification, for 2019.
As submitted by the members of the Audit & Risk Committee,
Mark A. Burak, Chairman
Robert Huret, Vice Chairman
Mary G. F. Bitterman
Clinton R. Churchill
Victor K. Nichols
Raymond P. Vara, Jr.

Note: As a newly-elected member of the Audit & Risk Committee, John C. Erickson abstained from voting on this report.

AUDIT & RISK COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
On an annual basis, the Audit & Risk Committee pre-approves all auditing and permitted non-audit services to be provided by Ernst & Young LLP, except that the Audit & Risk Committee need not pre-approve any permitted non-audit services that meet the requirements of any de minimis exception established by SEC rules. The pre-approved list of services consists of audit services, audit-related services, and tax services. The Audit & Risk Committee or its designee, the Committee Chairman, must specifically approve any type of service that is not included on the pre-approved list of services, provided that any such pre-approval by the Committee Chairman is presented to the full Audit & Risk Committee at its next meeting. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded also requires specific pre-approval by the Audit & Risk Committee or its designee, the Committee Chairman, provided that any such pre-approval by the Committee Chairman is presented to the full Audit & Risk Committee at its next meeting.
All of the services provided by, and fees paid to, Ernst & Young LLP in 2018 were pre-approved by the Audit & Risk Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

OTHER BUSINESS
The Board of Directors knows of no other business for consideration at the annual meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, telephone, or the Internet will vote as they deem in the best interests of Bank of Hawaii Corporation.
A copy of the Company’s Annual Report on Form 10-K, including the related consolidated financial statements and schedules filed with the SEC, is available without charge to any shareholder who requests a copy in writing. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

Bank of Hawaii Corporation

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Online

Go to **www.envisionreports.com/boh** or scan the QR code — login details are located in the shaded bar below.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on April 26, 2019.

Shareholder Meeting Notice and Admission Ticket

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Important Notice Regarding the Availability of Proxy Materials for the Bank of Hawaii Corporation Shareholders' Meeting to be Held on April 26, 2019

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, 2018 Annual Report on Form 10-K and Summary Annual Report to shareholders are available at:

www.envisionreports.com/boh

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/boh**.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

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Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 16, 2019 to facilitate timely delivery.

2 N O T C O Y

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Shareholder Meeting Notice & Admission Ticket

Bank of Hawaii Corporation's Annual Meeting of Shareholders will be held on April 26, 2019 at 111 S. King Street, 5th Floor, Honolulu, HI, at 8:30 a.m. Hawaii Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR all nominees and FOR Proposals 2 and 3:

1. Election of Directors.

01 - S. Haunani Apoliona	02 - Mary G. F. Bitterman	03 - Mark A. Burak
04 - John C. Erickson	05 - Joshua D. Feldman	06 - Peter S. Ho
07 - Robert Huret	08 - Kent T. Lucien	09 - Alicia E. Moy
10 - Victor K. Nichols	11 - Barbara J. Tanabe	12 - Raymond P. Vara, Jr.
13 - Robert W. Wo		

2. Say on Pay - An advisory vote to approve executive compensation.
3. Ratification of Re-appointment of Ernst & Young LLP for 2019.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/boh**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials for Bank of Hawaii Corporation" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 16, 2019.

Bank of Hawaii Corporation

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on April 26, 2019.

Online
Go to **www.envisionreports.com/boh** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - S. Haunani Apoliona	☐	☐	☐
02 - Mary G. F. Bitterman	☐	☐	☐
03 - Mark A. Burak	☐	☐	☐
04 - John C. Erickson	☐	☐	☐
05 - Joshua D. Feldman	☐	☐	☐
06 - Peter S. Ho	☐	☐	☐
07 - Robert Huret	☐	☐	☐
08 - Kent T. Lucien	☐	☐	☐
09 - Alicia E. Moy	☐	☐	☐
10 - Victor K. Nichols	☐	☐	☐
11 - Barbara J. Tanabe	☐	☐	☐
12 - Raymond P. Vara, Jr.	☐	☐	☐
13 - Robert W. Wo	☐	☐	☐

Proposal	For	Against	Abstain
2. Say on Pay - An advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of Re-appointment of Ernst & Young LLP for 2019.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2019 Annual Meeting Admission Ticket

Bank of Hawaii Corporation
2019 Annual Meeting of Shareholders
April 26, 2019, 8:30 a.m. Hawaii Time
111 S. King Street, 5th floor
Honolulu, Hawaii

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Bank of Hawaii Corporation

Notice of 2019 Annual Meeting of Shareholders

111 S. King Street, 5th floor, Honolulu, HI

Proxy Solicited by the Board of Directors for Annual Meeting — April 26, 2019

Mark A. Rossi and Nathan J. Sult, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bank of Hawaii Corporation to be held on April 26, 2019 at 8:30 a.m. or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For those who are participants in the Bank of Hawaii Retirement Savings Plan (the "Plan"), this proxy also covers all shares of Bank of Hawaii Corporation stock for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Plan. Please instruct the Trustee how to vote on these proposals by indicating your selection on the reverse of this Proxy card.

If the Trustee does not receive written instructions from you before 5 P.M. Central Time, on April 23, 2019, the Trustee will vote your shares held in the Plan in the same proportion as the shares for which instructions are received.

(Items to be voted appear on reverse side.)

C Non-Voting Items

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